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                                                                   Exhibit 10.19

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                           THE EXISTENCE AND CONTENTS

                      OF THIS STOCK PURCHASE AGREEMENT ARE

                                  CONFIDENTIAL

         AND ARE TO BE HELD AS SUCH BY THE PARTIES HERETO IN ACCORDANCE

                           WITH THE PROVISIONS HEREOF


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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                           LANDRY'S RESTAURANTS, INC.

                               LSRI HOLDINGS, INC.

                                       AND

                               WELL SEASONED, INC.

                           METRO NATIONAL CORPORATION

                           KIMBERLEY RESTAURANTS LTD.

                               September 10, 2002


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Article 1 Purchase and Sale .................................................  1
  1.1    Purchase and Sale ..................................................  1
  1.2    Purchase Price .....................................................  2
  1.3    Deposit ............................................................  2
  1.4    Incentive Payments .................................................  3
  1.5    Purchase Price Adjustment...........................................  6

Article 2 The Closing........................................................  7
  2.1    Closing. 7
  2.2    Items to be Delivered at Closing....................................  8

Article 3 Representations and Warranties of the Stockholders concerning the Corporation............................................................ 10
  3.1    Organization, Standing, Qualification and Power..................... 10
  3.2    Authority; Execution and Delivery; Enforceability................... 10
  3.3    No Conflicts; Consents.............................................. 11
  3.4    Capitalization; Subsidiaries........................................ 11
  3.5    Financial Statements................................................ 13
  3.6    Assets Other than Real Property Interests .......................... 13
  3.7    Real Property and Related Matters................................... 15
  3.8    Intellectual Property............................................... 15
  3.9    Contracts........................................................... 16
  3.10   Permits............................................................. 18
  3.11   Taxes............................................................... 18
  3.12   Litigation.......................................................... 19
  3.13   Benefit Plans....................................................... 19
  3.14   Absence of Changes or Events........................................ 21
  3.15   Compliance with Applicable Laws..................................... 22
  3.16   [Reserved].......................................................... 22
  3.17   Employee and Labor Matters.......................................... 22
  3.18   Insurance........................................................... 22
  3.19   Transactions with Affiliates........................................ 23
  3.20   [Reserved].......................................................... 23
  3.21   Gratis Food......................................................... 23
  3.22   Books and Records................................................... 23
  3.23   Investment Company.................................................. 24
  3.24   Brokers or Finders; Commissions..................................... 24
  3.25   Certain Payments.................................................... 24
  3.26   Full Disclosure..................................................... 24
  3.27   Required Stockholder Vote........................................... 24

Article 4 Representations and Warranties of the Stockholders................. 25
  4.1   Organization, Standing, Qualification and Power of Certain Sellers... 25

                                       i

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  4.2    Authority; Execution and Delivery; Enforceability................... 25
  4.3    No Conflicts........................................................ 25
  4.4    Investment.......................................................... 26
  4.5    Stockholder Shares.................................................. 26

Article 5 Warranties of Landry's and Purchaser............................... 26
  5.1    Organization, Standing, Qualification and Power..................... 26
  5.2    Authority; Execution and Delivery; and Enforceability............... 27
  5.3    No Conflicts; Consent............................................... 27
  5.4    Litigation.......................................................... 27
  5.5    Investment.......................................................... 28
  5.6    Funds Available..................................................... 28
  5.7    Brokerage Arrangements.............................................. 28
  5.8    SEC Reported Financial Statements................................... 28
  5.9    No Misleading Statements............................................ 29

Article 6 Covenants of the Parties........................................... 29
  6.1    Conduct of Business................................................. 29
  6.2    Access to Information............................................... 32
  6.3    Confidentiality..................................................... 32
  6.4    Commercially Reasonable Efforts to Consummate....................... 33
  6.5    Exclusivity......................................................... 33
  6.6    Expenses; Transfer Taxes, and the Like.............................. 34
  6.7    Publicity........................................................... 34
  6.8    Interference with Relationships..................................... 34
  6.9    COBRA Continuation.................................................. 35
  6.10   Transfer of Licenses and Permits.................................... 35
  6.11   Notice of Failure of Condition...................................... 35
  6.12   Transfer; Closing of Restaurants.................................... 35

Article 7 Conditions Precedent............................................... 36
  7.1    Conditions to Each Party's Obligation .............................. 36
  7.2    Conditions to Obligation of Landry's and Purchaser ................. 36
  7.3    Conditions to the Obligation of Stockholders ....................... 39
  7.4    Frustration of Closing Conditions................................... 40

Article 8 Termination........................................................ 41
  8.1    Termination......................................................... 41
  8.2    Termination by Landry's or Stockholders; Deposit.................... 42
  8.3    Effect of Termination............................................... 42

Article 9 Indemnification.................................................... 42
  9.1    Indemnification by Sellers.......................................... 42
  9.2    Indemnification by Purchaser and Landry's........................... 43
  9.3    Indemnification Procedures.......................................... 44
  9.4    Reduction of Losses................................................. 46

                                       ii

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  9.5    Subrogation........................................................  46
  9.6    Limitation and Expiration..........................................  46

Article 10 General Provisions...............................................  48
  10.1   Assignment.........................................................  48
  10.2   No Third-Party Beneficiaries.......................................  48
  10.3   Notices............................................................  48
  10.4   Interpretation; Exhibits and Schedules ............................  50
  10.5   Counterparts ......................................................  50
  10.6   Entire Agreement...................................................  50
  10.7   Amendments and Waivers ............................................  51
  10.8   Severability.......................................................  51
  10.9   Consent to Jurisdiction............................................  51
  10.10  Further Assurances.................................................  51
  10.11  Construction.......................................................  52
  10.12  Governing Law; Waiver of Jury Trial................................  52
  10.13  Prevailing Parties.................................................  52
  10.14  Remedies under Asset Purchase and Sale Agreement...................  52



                              ANNEXES AND EXHIBITS

Annex I      Definitions.................................................... A-1
Exhibit A                 Form of Asset Purchase and Sale Agreement
Exhibit B                 Form of Promissory Note
Exhibit 1.4(a)(ii)(A)     Category List for RLP Calculation
Exhibit 1.4(a)(ii)(B)     Account Description and Landry's Mapping Grid
Exhibit 1.4(a)(ii)(C)     Description of Categories
Exhibit 1.4(a)(ii)(D)     Annual Profit and Loss Statement Prepared by
                          Stockholder
Exhibit 2.2(a)(ii)        Form of Seller's Releases
Exhibit 2.2(a)(iii)(A)    Form of Nonsolicitation Agreements
Exhibit 2.2(a)(iii)(B)    Form of Nonsolicitation Agreement (Halphen/Murray)
Exhibit 2.2(a)(iv)(A)     Form of Noncompetition Agreements
Exhibit 2.2(a)(iv)(B)     Form of Noncompetition Agreement (Halphen)

Corporation's Disclosure Schedule
Stockholders' Disclosure Schedule
Landry's Disclosure Schedule

                                      iii

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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is dated as of September 10, 2002, among Landry's Restaurants, Inc., a Delaware corporation ("Landry's"), LSRI Holdings, Inc., a Delaware corporation ("Purchaser"), Well Seasoned, Inc., a Delaware corporation (the "Corporation"), Metro National Corporation, a Texas corporation, ("Metro National") and Kimberley Restaurants Ltd., a Texas limited partnership ("Kimberley") (Metro National and Kimberley being the "Stockholders" and each a "Stockholder"). The Corporation and the Stockholders are sometimes collectively referred to herein as the "Sellers" and sometimes individually, as a "Seller". As used herein, each of Landry's, Purchaser and the Sellers is a "Party" and two or more are "Parties." Capitalized terms used but not defined herein have the meanings set forth in Annex I.

                                    RECITALS

     A. The Corporation and its Subsidiaries have been and are engaged in the business of operating an aggregate of 27 Saltgrass Steakhouse Restaurants and Babin's Seafood Restaurants, located within the State of Texas (collectively referred to as the "Business").

     B. At the Closing, it shall be a condition that the Stockholders shall own all of the issued and outstanding shares of capital stock of the Corporation (the "Stock") and that there be no outstanding Stock Purchase Rights.

     C. Kimberley, Metro National, and MNC Restaurant Properties, L.P., a Texas limited partnership ("MNC") own and/or lease certain real property on which certain of the restaurants constituting a portion of the Business are operated by WSI Fish Limited, a Texas limited partnership (as to the Babin's Seafood Restaurants) and by FSI Restaurant Development Limited, a Texas limited partnership (as to the Saltgrass Steakhouse Restaurants).

     D. Concurrently herewith certain of the Parties are entering into the Asset Purchase and Sale Agreement in the form of Exhibit A (the "Asset Purchase and Sale Agreement") relating to the sale or transfer of the "Subject Properties" as defined therein.

     E. Purchaser desires to purchase, and the Stockholders desire to sell, the Business through the sale and purchase of the Stock and the Subject Properties (such transactions being referred to as the "Acquisition") upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions hereinafter set forth, the Parties hereto hereby agree as follows:

                                   Article 1
                                Purchase and Sale

1.1   Purchase and Sale.

        (a) Stock. On the terms and subject to the conditions of this Agreement, on the Closing Date, the Stockholders will sell, transfer, convey and assign the Stock, free and clear of

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any Liens and deliver to the Purchaser certificates representing the Stock, together with stock powers duly endorsed by the Stockholders so that the Stock may be duly registered in the name of the Purchaser. On the terms and subject to the conditions of this Agreement, on the Closing Date, the Purchaser will purchase the Stock in exchange for the Stock Purchase Price.

     (b) Subject Properties. Subject to the terms and conditions of the Asset Purchase and Sale Agreement, Purchaser shall purchase the Subject Properties from Kimberley, Metro National and MNC, free and clear of any Liens, except as specifically provided for therein for the Asset Purchase Price.

1.2  Purchase Price.

       (a) Purchase Price. The Purchase Price shall be an aggregate amount equal to $75,000,000, subject to adjustment as set forth in Section 1.5 and the Asset Purchase and Sale Agreement (the "Purchase Price"). As used herein, the "Purchase Price" shall mean the aggregate of the Stock Purchase Price and the Asset Purchase Price.

       (b) Payment at Closing. At the Closing, Purchaser shall deliver to
Stockholders:

            (i) An amount (the "Closing Date Payment") equal to (A) an aggregate amount of $55,000,000 cash, less (B) the Deposit, by wire transfer of immediately available funds, to such bank account as shall be designated in writing by the Stockholders at least two (2) days prior to Closing; and

            (ii) An unsecured promissory note or notes in the aggregate principal amount of $20,000,000 in the form attached as Exhibit B (the "Promissory Note"). Such promissory note(s) shall mature on the seventh anniversary of the Closing Date,. The Promissory Note(s) shall be payable to the Stockholders in the amounts set forth on Schedule 1.2(b)(ii) under the heading Closing Note Payment.

       (c) Prior to the Closing Date, the Parties shall mutually agree to the allocation of the Purchase Price between the Stock Purchase Price and the Asset Purchase Price.

1.3  Deposit

     Prior to the execution of this Agreement, Landry's has delivered to Metro National the sum of $5,000,000 in cash as a deposit to be credited against the cash portion of the Purchase Price (the "Deposit"). Upon execution of this Agreement, $2,500,000 of the Deposit shall be non-refundable (subject to the further provisions of Section 8.2 of this Agreement and the provisions of
Article 11 of the Asset Purchase and Sale Agreement) with the remaining $2,500,000 remaining refundable to Landry's upon delivery of a written notice to Metro National terminating this Agreement pursuant to Article 8 (the "Termination Notice"). Upon receipt of the Termination Notice, Metro National shall immediately refund $2,500,000 to Landry's by wire transfer of immediately available funds.


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     1.4 Incentive Payments.

          (a) Existing Business. (i) As an incentive payment based on the future financial performance of the 27 Saltgrass Steakhouse Restaurants and Babin's Seafood Restaurants (the "Existing Restaurants") included in the Business as of the date of this Agreement and listed on Schedule 1.4, within sixty (60) days after the fifth (5th) year Anniversary Date of the Closing, Landry's agrees to pay to Stockholders an aggregate amount of additional cash consideration equal to four (4) times the five (5) year average of the difference between: (a) the Annual Business RLP of the Business and (b) $18,000,000.

                   (ii) As promptly as practicable after the Anniversary Date in each of 2003, 2004, 2005, 2006, and 2007, and in any event no later than sixty (60) days after each Anniversary Date, Landry's shall prepare and deliver to Stockholders an unaudited statement reflecting the determination of the Annual Business RLP for the twelve month period ending on such Anniversary Date (each, a "Statement of Annual Business RLP"). Stockholders and their respective representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers directly relating to the preparation of each Statement of Annual Business RLP and to consult with Landry's, and its representatives, if necessary, regarding the methods used in the preparation of those documents. As used herein, the "Anniversary Date" shall be the last day of the calendar month of the Closing Date.

          The Annual Business RLP shall be determined in a manner consistent with the usual and customary method Landry's calculates RLP for its other restaurants. RLP means restaurant level profit calculated by Landry's using Landry's usual and customary method for calculating restaurant level profit and in accordance with GAAP. Attached as
          Exhibit 1.4(a)(ii)(A) is an illustration of the RLP resulting from Landry's formatting of the profit and loss statements (as provided by Stockholders to Landry's and set forth as Exhibit 1.4(a)(ii)(D)) for the Corporation as of fiscal year ending March 31, 2002 to Landry's general ledger accounting mapping format (Exhibit 1.4(a)(ii)(B)). In calculating the Corporation's profit and loss statement, the Corporation's general and administrative expenses as set forth on
          Exhibit 1.4(a)(ii)(D) should not include any store level expenses. Exhibits 1.4(a)(ii)(A), (B), (C) and (D) are to be used, among other things for reference by the Neutral Accountants in determining RLP in accordance with this Agreement. The amounts set forth in the aforesaid Exhibits shall in no event impose or imply limitations, maximum sums or percentages of the amount to be included in such categories in the future and do not reflect Landry's usual and customary method for calculating such items as advertising, recruiter fees, direct ADP charges, customer loyalty programs, commercial productions and insurance costs. The use of the Exhibits shall not prevent Landry's from adding categories in the calculation of RLP. In making such calculation, Landry's shall prudently operate the Existing Restaurants and the Incentive Restaurants and shall use commercially reasonable efforts to maximize RLP for each of the restaurants. Landry's agrees that only costs directly related to each restaurant shall be included in such calculation and that the category of charges shall be as set forth on Exhibit 1.4(a)(ii)(C). Indirect costs may be included in such calculations provided that (i) such category of costs are described on
          Exhibit 1.4(a)(ii)(C); (ii) such indirect costs are prorated among the applicable restaurants; (iii) such costs exclude corporate overhead; (iv) such costs exclude regional manager salaries but shall include travel and lodging; and (v) such costs must directly or indirectly benefit the Existing Restaurants. Landry's covenants and agrees that in making such calculation it will not include charges for employees working at other restaurants, or food costs not directly incurred at such restaurants. In determining the Annual Business RLP, if an Existing Restaurant shall be closed, the Annual Business RLP for such restaurant as calculated for the last twelve (12) full calendar months such restaurant was opened, shall be utilized for all subsequent calculations.

                   (iii) The Annual Business RLP as shown on the Statement of Annual Business RLP prepared by Landry's, shall be final, conclusive and binding for purposes of this Agreement, unless Stockholders shall give written notice of disagreement with any values thereon within sixty (60) days following its receipt of the Statement of Annual Business RLP, specifying in reasonable detail the nature and extent of such disagreement.

                   (iv) If Stockholders so object within such sixty (60) day period, Landry's and Stockholders shall use their reasonable efforts to resolve by written agreement any differences as to the Annual Business RLP (the "Annual Business Adjustments") and, if Landry's and Stockholders so resolve all such differences, the Annual Business RLP set forth in the Statement of Annual Business RLP as adjusted by the Annual Business Adjustments shall be final and binding as the Annual Business RLP for such 12 month period for purposes of this Agreement.

                   (v) If within sixty (60) days following receipt by Landry's of a notice of the type referred to in subsection (iii) above, Landry's and Stockholders are unable to resolve any disagreement with respect to the Statement of Annual Business RLP, the disagreement shall be submitted for resolution to the Neutral Accountants. The Neutral Accountants shall act as an arbitrator to determine and resolve only those issues still in dispute: such determination (A) shall be made within thirty (30) days of the submission of the dispute, based solely on the presentations by Landry's and Stockholders; (B) shall be in accordance with this Agreement, including the method for determining the Annual Business RLP; (C) shall be effected in a manner which is consistent with GAAP; (D) shall be set forth in a written statement delivered to Landry's and Stockholders; and (E) shall be final, conclusive and binding on Landry's and Stockholders.

                   (vi) the fees and expenses of the Neutral Accountants in connection with any such determination shall be paid by the losing party in the dispute.

            (b) New Restaurants.

                 (i) Subsequent to the Closing and prior to the fifth anniversary of such Closing, Corporation shall open a minimum of twelve (12) new restaurants, using the concepts of the Saltgrass Steakhouse and/or the Babin's Seafood Restaurants (the "New Restaurants"). All New Restaurants must be comparable in nature, size, appearance, decor, food quality, service, etc. to Existing Restaurants. As an incentive payment based

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          on the future financial performance of the first twelve (12) New
          Restaurants (the "Incentive Restaurants"), within 60 days after the end of the second (2nd) full year of operation of each Incentive Restaurant, Landry's agrees to pay to Stockholders an aggregate amount of additional cash consideration based upon the RLP of the Incentive Restaurants during such second full year of operation as follows:

                                                     Incentive Payment
          RLP per Incentive Restaurant         (Amounts are not cumulative)
          ----------------------------         ---------------------------
          Below $650,000                                  - 0 -
          $650,000 - $699,999.99                        $ 250,000
          $700,000 - $749,999.99                        $ 500,000
          $750,000 - $799,999.99                        $ 600,000
          $800,000 - $849,999.99                        $ 700,000
          $850,000 - $899,999.99                        $ 800,000
          $900,000 - $949,999.99                        $ 900,000
          $950,000 - and above                         $1,000,000

                   (ii) In the event that the Corporation fails to open a minimum of twelve (12) Incentive Restaurants prior to the fifth anniversary of the Closing, not later than ten (10) days following such date, Landry's shall wire transfer to Stockholders in immediately available funds the amount of $750,000 for each Incentive Restaurant that was not opened prior to the fifth anniversary of the Closing Date. In the event an Incentive Restaurant is closed prior to completing two (2) years of operation, the determination of the Incentive Payment shall be made based on the RLP for the twelve (12) full calendar months immediately prior to Closing, or if such restaurant has not been open for twelve (12) full calendar months, the annualized RLP for the period such restaurant was open.

                   (iii) Determination of New Restaurant RLP Incentive.

                         (A) As promptly as practicable after the end of the
               first full twelve-month period of operation for each Incentive Restaurant and in any event not less than sixty (60) days after such period, Landry's shall prepare and deliver to Stockholders an unaudited statement reflecting the RLP for Stockholders' information purposes. Such statement shall be kept confidential and shall only be shown to Messrs. Roy Johnson and Wayne Hays. Nothing contained in such statement shall bind Purchaser or Landry's or be used for any other purpose. As promptly as practicable after the end of the second full twelve month period of operation for each Incentive Restaurant, and in any event not later than sixty (60) days after such period, Landry's shall prepare and deliver to Seller an unaudited statement reflecting the determination of Incentive Restaurant RLP for the second full twelve month period of operation of such Incentive Restaurant (each, as prepared after the second twelve-month period, a "Statement of New Restaurant RLP"). Stockholders and their respective representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of each

               Statement of New Restaurant RLP and to consult with Landry's, and its representatives, if necessary, regarding the methods used in the preparation of those documents.

                         (B) The New Restaurant RLP as shown on the Statement
               of New Restaurant RLP prepared by Landry's, shall be final, conclusive and binding for purposes of this Agreement, unless Stockholders shall give written notice of disagreement with any values thereon within sixty (60) days following its receipt of the Statement of New Restaurant RLP, specifying in reasonable detail the nature and extent of such disagreement.

                         (C) If Stockholders so objects within such sixty (60)
               day period, Landry's and Stockholders shall use their reasonable efforts to resolve by written agreement (the "New Restaurant Adjustments") any differences as to the New Restaurant RLP and, if Landry's and Stockholders so resolve all such differences, the New Restaurant RLP set forth in the Statement of New Restaurant RLP as adjusted by the New Restaurant Adjustments shall be final and binding as the New Restaurant RLP for such 12 month period for purposes of this Agreement.

                         (D) If within sixty (60) days following receipt by
               Landry's of a notice of the type referred to in subsection (b) above, Landry's and Stockholders are unable to resolve any disagreement with respect to the Statement of New Restaurant RLP, the disagreement shall be submitted for resolution to the Neutral Accountants. The Neutral Accountants shall act as an arbitrator to determine and resolve only those issues still in dispute. The Neutral Accountants' resolution of such dispute: shall be made within sixty (60) days of the submission of the dispute, (i) based solely on the presentations by the Corporation and Stockholders; (ii) in accordance with this Agreement, including the method for determining the Annual Business RLP; (iii) effected in a manner which is consistent with GAAP; (iv) shall be set forth in a written statement delivered to the Corporation and Stockholders; and (v) shall be final, conclusive and binding on the Corporation and Stockholders.

                         (E) The fees and expenses of the Neutral Accountants in
               connection with any such determination shall be paid by the losing party in the dispute.

The payments described above in this Section 1.4 shall sometimes collectively be referred to as the "Incentive Payments."

1.5   Purchase Price Adjustment.

          (a) Adjustment Amount. The Adjustment Amount will be an amount equal to (i) the increase in net working capital deficit of the Corporation and its Subsidiaries and (ii) the decrease in consolidated stockholders' equity of the Corporation and its Subsidiaries, in each case between the Latest Balance Sheet and the Closing Date determined in accordance with GAAP, excluding related party transactions (the "Adjustment Amount"). Each component of the

Adjustment Amount shall be calculated separately and the result of one calculation shall not affect the other calculation, provided however that the Corporation shall be permitted to increase current assets on the Closing Date by the amount of any payments made prior to the Closing Date in respect of payments made to OmniBank of up to $74,000, in connection with the repayment in full of outstanding indebtedness owed to OmniBank, if made at the request of Purchaser.

          (b) Adjustment Procedure. Sellers will prepare consolidated financial statements ("Closing Financial Statements") of the Corporation as of the Closing Date and for the period from the date of the Latest Balance Sheet through the Closing Date, including a computation of net working capital and consolidated stockholders' equity as of the Closing Date. Sellers will deliver the Closing Financial Statements to Purchaser within fifteen (15) days after the Closing Date. If within thirty days (30) following delivery of the Closing Financial Statements, neither Purchaser nor Landry's has given Sellers notice of their objection to the Closing Financial Statements, then the net working capital and consolidated stockholders' equity reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Purchaser gives such notice of objection, the Parties shall attempt to agree upon the Closing Financial Statements and the Adjustment Amount for a period of ten (10) days from the date of notice of objection, and if no agreement is reached by the end of the ten
(10) day period then the issues in dispute will be submitted to the Neutral Accountants, for resolution. If issues in dispute are submitted to the Neutral Accountants for resolution, (i) each party will furnish to the Neutral Accountants such work papers and other documents and information relating to the disputed issues as the Neutral Accountants may request and are available to that Party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Neutral Accountants any material relating to the determination and to discuss the determination with the Neutral Accountants; (ii) the determination by the Neutral Accountants, as set forth in a notice delivered to both parties by the Neutral Accountants, will be binding and conclusive on the parties; and (iii) Purchaser and Sellers will each bear 50% of the fees of the Neutral Accountants for such determination.

          (c) On the second (2nd) Business Day following the final determination of the Adjustment Amount, whether by the Parties or the Neutral Accountants, if there is an Adjustment Amount, Sellers shall pay to Purchaser, in immediately available funds, such Adjustment Amount.

                                   Article 2
                                   The Closing

2.1  Closing.

     The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Haynes and Boone, LLP, 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 or at such other location as Landry's and the Stockholders shall determine on a date (the "Closing Date") to be mutually agreed upon by Landry's and the Stockholders, which date shall be no later than the third day after all the conditions in Article 7 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing). Such Closing may, with the consent of all Parties, take place by delivery and exchange of documents by facsimile or electronic mail transmission with originals to follow by overnight mail service courier.

2.2  Items to be Delivered at Closing.

     At the Closing and subject to the terms and conditions herein contained:

          (a) Sellers or the Stockholders, as the case may be, shall deliver to Landry's and the Purchaser the following:

               (i) certificates representing the Stock, endorsed in blank, or accompanied by stock powers executed in blank;

               (ii) releases substantially in the form of Exhibit 2.2(a)(ii) executed by each of the Stockholders (collectively, "Sellers' Releases");

               (iii) Nonsolicitation agreements substantially in the form of
          Exhibit 2.2(a)(iii)(B), executed by Cliff Halphen and Mitch Murray, and, substantially in the form of Exhibit 2.2(a)(iii)(A), executed by the Stockholders, restricting the signatories as set forth therein (collectively, the "Nonsolicitation Agreements");

               (iv) Noncompetition agreements substantially in the form of
          Exhibit 2.2(a)(iv)(A) to be executed by each of the Stockholders and substantially in the form of Exhibit 2.2(a)(iv)(B) to be executed by Cliff Halphen (collectively, the "Noncompetition Agreements");

               (v) the documents required by the Asset Purchase and Sale Agreement;

               (vi) duly executed opinions of Bracewell & Patterson L.L.P., counsel to the Stockholders, and Andrews & Kurth, LLP, counsel to the Corporation, dated the Closing Date in mutually agreed to forms;

               (vii) duly executed certificates of an officer of Kimberley, Metro National and of the Corporation dated the Closing Date, certifying that the conditions specified in Sections 7.2(a) and 7.2(b) hereof have been fulfilled;

               (viii) duly executed certificates of the Secretary of Kimberley, Metro National and of the Corporation certifying (A) resolutions of the directors and, where required, the stockholders or partners of Kimberley, Metro National and the Corporation approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of Kimberley, Metro National or the Corporation, as the case may be), and
          (B) the Charter and Bylaws of Kimberley, Metro National or the Corporation, as the case may be;

               (ix) copies of all Consents and approvals obtained by Sellers;

               (x) any other duly executed instruments of assignment necessary to evidence the transfer to Landry's or Purchaser of the Stock, the Subject Properties and the Business;

               (xi) such agreements, in a form reasonably acceptable to the Parties, including indemnities, to allow for the continuous uninterrupted service of alcoholic beverages by Landry's or Purchaser on each of the properties forming a part of the Business;

               (xii) resignations of all officers and directors of the Corporation and its Subsidiaries and any Private Club, associated with the Corporation;

               (xiii) copies of duly executed agreements pursuant to which Metro National and/or Kimberley purchased capital stock, options, warrants or other equity interests from the stockholders of the Corporation in furtherance of the consummation of this Agreement and any recapitalization plan relating thereto (the "Recapitalization Plan");

               (xiv) evidence of the termination of the Stockholders' Agreement dated as of March 16, 2001, by and among the Corporation and the stockholders named therein (the "Corporation's Stockholders' Agreement"); and

               (xv) such other documents, certificates, or agreements as may be reasonably requested by Landry's or Purchaser.

          (b) Landry's and Purchaser shall deliver to the Stockholders the following:

               (i) the Purchase Price (including the cash payment and the Promissory Note) in accordance with Section 1.2 hereof;

               (ii) a duly executed opinion of Haynes and Boone, LLP, counsel to Purchaser and Landry's, dated the Closing Date, in a mutually agreed to form;

               (iii) a duly executed certificate of an officer of Purchaser and Landry's dated the Closing Date, certifying that the conditions specified in Sections 7.3(a) and 7.3(b) of this Agreement have been fulfilled;

               (iv) duly executed certificates of the Secretary of each of Purchaser and Landry's certifying (A) resolutions of the directors of Purchaser and Landry's approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of Purchaser or Landry's, as the case may be), and (B) the Charter and Bylaws of Purchaser or Landry's, as the case may be;

               (v) the Lease Termination Fee;

               (vi) the documents required by the Asset Purchase and Sale Agreement;

               (vii) such agreements, in a form reasonably acceptable to the parties, including indemnities, to allow for the continuous uninterrupted service of alcoholic beverages by Landry's or Purchaser on each of the properties forming a part of the Business; and

               (viii) such other documents, certificates or agreements as may be reasonably requested by Sellers.

               As used in this Agreement, the term "Related Documents" means the documents, including without limitation, the Asset Purchase and Sale Agreement, the Noncompetition Agreements, the Nonsolicitation Agreements, the Promissory Note, the Certificates of Stock, the schedules delivered pursuant to this Agreement and any other Related Document and the stock powers, required to be delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement and the Asset Purchase and Sale Agreement.

                                   Article 3
  Representations and Warranties of the Stockholders concerning the Corporation

     Except as set forth in the Disclosure Schedule, which sets forth certain disclosures concerning the Corporation, its Subsidiaries and the Business (the "Corporation's Disclosure Schedule"), each section of which only qualifies the corresponding numbered representation or warranty in this Article 3, the Stockholders, jointly and severally, hereby represent and warrant to Landry's and the Purchaser as of the date hereof, as follows:

3.1  Organization, Standing, Qualification and Power.

     Each of the Corporation and its Subsidiaries is duly organized, validly existing and in good standing, to the extent applicable, under the laws of the jurisdiction of its incorporation or formation, and has the requisite power and authority to own, lease and operate its properties and to carry on the Business as presently conducted. The Corporation and each of its Subsidiaries is duly qualified to do business and is in good standing, to the extent applicable, in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 3.1 of the Corporation's Disclosure Schedule lists (i) all jurisdictions in which the Corporation and each of the Subsidiaries is qualified to do business as a foreign entity and
(ii) the directors and officers of each of the Corporation and its Subsidiaries. The Corporation has delivered to Landry's and Purchaser correct and complete copies of the Charter and Bylaws (or other similar formation documents) of each of the Corporation and each of its Subsidiaries (as amended to date).

3.2  Authority; Execution and Delivery; Enforceability.

     The Corporation has the requisite power and authority to execute this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Corporation of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Corporation, and the execution and delivery of the Related Documents to which it is a party and the consummation by the Corporation of the transactions contemplated thereby will be duly authorized by all necessary corporate action on the part of the Corporation, prior to the Closing. The Corporation has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is a party, and this Agreement constitutes, and each Related Document to which it is a party will upon execution and delivery constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

3.3  No Conflicts; Consents.

     The execution and delivery by the Corporation of this Agreement does not, the execution and delivery by the Corporation of each Related Document to which it is a party will not, and the consummation of the transactions contemplated by this Agreement and the Related Documents and compliance by the Corporation with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the assets owned or used by the Corporation or any of its Subsidiaries under, any provision of (a) the Charter or Bylaws of the Corporation or any of its Subsidiaries, (b) except as set forth on Schedule 3.3 of the Corporation's Disclosure Schedule, any Contract to which the Corporation or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (c) any Applicable Law applicable to the Corporation or any of its Subsidiaries or the properties or assets of the Corporation or any of its Subsidiaries, other than, in the case of clauses (b) and (c) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 3.3 of the Corporation's Disclosure Schedule, no consent, estoppel letter, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Person or any Governmental Authority is required to be obtained or made by or with respect to the Corporation or any of its Subsidiaries in connection with the execution, delivery and performance of and the consummation of the transactions contemplated by this Agreement or any Related Document, other than (i) compliance with any filings and notifications under applicable environmental laws; (ii) filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976 as amended (the "HSR Act") and the termination or expiration of any waiting period; or (iii) the Delaware General Corporation Laws.

3.4  Capitalization; Subsidiaries.

          (a) The authorized capital stock of the Corporation consists of (i) 10,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") of which 5,450,000 shares are validly issued and outstanding, fully paid and nonassessable, and (ii) 1,000,000 shares of Series A Cumulative Preferred Stock par value $0.01 per share all of which has been designated as the Series A Preferred Stock (the "Preferred Stock"), of which 433,373 shares are validly issued and outstanding, fully paid and nonassessable. No shares are held by the Corporation in its treasury. As of the date hereof, the stockholders set forth on Schedule 3.4(a) of the Corporation's Disclosure Schedule are the record owners of all of the issued and outstanding Common Stock and Preferred Stock representing all of the issued and outstanding capital stock of the Corporation. Except as set forth on Schedule 3.4(a) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other rights (collectively the "Stock Purchase Rights") to purchase or acquire any unissued stock or other securities from the Corporation, and no other securities of the Corporation are reserved for any purpose. Except as set forth on Schedule 3.4(a) there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which the Corporation is a party which relate to the Stock. All of the Stock and the Stock Purchase Rights were issued in compliance with applicable state and federal laws concerning the issuance of securities, including, without limitation, the provisions of the Securities Act and the rules and regulations promulgated thereunder, except where the failure to so comply would not have a Material Adverse Effect.

          (b) Schedule 3.4(b) to the Corporation's Disclosure Schedule sets forth for each Subsidiary of the Corporation (i) its name, entity form and jurisdiction of organization, (ii) in the case of a corporation, the number of shares of authorized capital stock of each class of its capital stock (iii) in the case of a corporation, the number of issued and outstanding shares of each class of its capital stock and the names of the holders thereof and the number of shares or in the case of a partnership or limited liability company, the number of units or other equity interests, the names of the holders thereof, and the number of units or other equity interests held by each such holder, (iv) in the case of a corporation, the number of shares of its capital stock held in treasury; and (v) in the case of a partnership or other entity, the names of each of the partners and their respective partnership or membership interests. All of the issued and outstanding shares of capital stock, units or other equity interests of each Subsidiary of the Corporation have been duly authorized and are validly issued, fully paid, and nonassessable. The Corporation and its Subsidiaries holds of record and owns beneficially all of the outstanding shares or equity interests of each Subsidiary of the Corporation, free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities laws or as set forth in applicable charter bylaws or formation documents), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Corporation and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock, units or other equity interest of any of its Subsidiaries or that could require any Subsidiary of the Corporation to issue, sell, or otherwise cause to become outstanding any of its own capital stock, units or other equity interest. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Corporation. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock, units or other equity interests of any Subsidiary of the Corporation. Except as set forth on Schedule 3.4(b), none of the Corporation and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Corporation.

3.5  Financial Statements.

          (a) Schedule 3.5(a) of the Corporation's Disclosure Schedule contains
(i) the audited consolidated balance sheets of the Corporation and its Subsidiaries as of March 31, 2002, December 31, 2000 and December 31, 1999 (the "Balance Sheets"), and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Corporation and its Subsidiaries as of June 30, 2002 (the "Latest Balance Sheet") and the related unaudited statement of operations, stockholders' equity and cash flow for the period then ended. The financial statements referred to in the foregoing sentence are collectively referred to as the "Financial Statements." The Financial Statements have been prepared from the books and records of the Corporation and its Subsidiaries in accordance with GAAP consistently applied throughout the periods involved and to Sellers' Knowledge include all direct and indirect expenses of the Business. The Financial Statements fairly present in all material respects, the consolidated financial condition and results of operations, changes in stockholders' equity, and cash flow of the Corporation and its Subsidiaries as of the dates and for the periods for which they apply. No financial statements of any Person other than the Corporation and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Corporation.

          (b) The Corporation and its Subsidiaries have no liabilities or obligations of any nature (including any off-balance sheet liabilities or obligations) except (i) as disclosed, reflected or reserved against in the Financial Statements or as set forth on Schedule 3.5(b) of the Corporation's Disclosure Statement, (ii) liabilities and obligations of the Corporation incurred in connection with this Agreement, as set forth on Schedule 3.5(b) and,
(iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet.

          (c) Except as set forth on Schedule 3.5(c), the amount of indebtedness of the Corporation set forth in the line items "Debt" and "Current Maturities of Long-Term Debt," which do not include capital obligations of the Corporation, accurately present the indebtedness outstanding as of the Latest Balance Sheet.
Schedule 3.5(c) sets forth all Capital Lease Obligations. Since the date of the Latest Balance Sheet, the Corporation has not created, incurred, assumed or guaranteed any Funded Indebtedness or Capital Lease Obligations or made any loans or advanced or extended any credit to any Person (other than trade credits extended in the ordinary course of business), or increased the payment relating to, or accelerated any debt, except as permitted herein.

3.6  Assets Other than Real Property Interests.

          (a) (i) Except as set forth on Schedule 3.6(a) of the Corporation's Disclosure Schedule, the Corporation and its Subsidiaries have good and marketable title to all of the assets and properties reflected on the Latest Balance Sheet or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Latest Balance Sheet) and any other assets and properties used in the Business free and clear of all Liens, other than Permitted Liens; (ii) except as set forth on Schedule 3.6(a), all of the Corporation's and its Subsidiaries' assets, along with the Subject

Properties, are capable of performing the functions for which they were designed and are in good working order and condition, ordinary wear and tear excepted, and fit for their intended purpose subject to the need to expend no more than $3,000 in any Existing Restaurant for ordinary maintenance or repairs incurred in the ordinary course of business consistent with past practices, provided, however, Purchaser shall provide Seller with notice prior to Closing of any such Existing Restaurant properties where the cost of such maintenance or repairs of up to $3,000 is required, and such costs up to $3,000 shall be paid by Seller prior to the Closing Date; and (iii) except as set forth on Schedule 3.6(a), the Corporation's and its Subsidiaries' assets, along with the Subject Properties, constitute all of the assets necessary or desirable for the conduct of the Business by the Corporation.

          (b) Schedule 3.6(b) of the Corporation's Disclosure Schedule sets forth all accounts receivable (including the aging thereof) that are reflected on the Latest Balance Sheet or in the accounting records of the Corporation and its Subsidiaries. Except to the extent of the reserve for bad debts, or as otherwise reflected on Schedule 3.6(b), to Sellers' Knowledge, such accounts receivable are collectible in the amounts shown on Schedule 3.6(b). With respect to all accounts receivable that have been created by the Corporation and its Subsidiaries subsequent to the date of the Latest Balance Sheet, there is no pending contest to the amount or validity thereof and, to Sellers' Knowledge, no reasonable basis exists for any such contest.

          (c) Except as set forth on Schedule 3.6(c) of the Corporation's Disclosure Schedule, to Sellers' Knowledge all items included in the Inventories consist of a quality and quantity usable and saleable, in the ordinary course of business of the Business except for normal and customary spoilage, all of which have been written off or written down to net realizable value in the Balance Sheets or the Latest Balance Sheet or on the accounting records of the Corporation and its Subsidiaries as of the Closing, as the case may be. To Sellers' Knowledge, the Corporation and its Subsidiaries are not in possession of any Inventory not owned by the Corporation and its Subsidiaries, including items already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Latest Balance Sheet were purchased in the ordinary course of business of the Corporation at a cost, to Sellers' Knowledge, not exceeding market prices prevailing at the time of purchase. To Sellers' Knowledge, the quantities of each item of Inventories are reasonable in the present circumstances of the Corporation. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

          (d) Schedule 3.6(d) of the Corporation's Disclosure Schedule contains a complete list of the name of each bank in which the Corporation and its Subsidiaries have an account or safe deposit box, and the names of all Persons authorized to draw thereon or to have access thereto.

          (e) Except as set forth on Schedule 3.6(e), neither the Corporation nor its Subsidiaries owns any fee interest in any real property.

3.7  Real Property and Related Matters.

     Schedule 3.7(a) of the Corporation's Disclosure Schedule sets forth a list of all restaurant locations and other leases leased by the Corporation or any Subsidiary or Affiliate thereof (the "Target Leases"). The Corporation has provided to Purchaser a true and correct copy of each Target Lease. Each Target Lease is in full force and effect and has not been assigned, modified, supplemented or amended, and neither the Corporation, any Seller nor the lessor under any of the Target Leases has given the other party written notice of any default under a lease which remains outstanding. Other than as set forth on Schedules 3.7(a) and (b), no real property is leased by the Corporation or any Subsidiary, nor has the Corporation or any Subsidiary leased any property where the Corporation or any Subsidiary has any direct or contingent liability as of the date hereof.

3.8  Intellectual Property.

     (a) Schedule 3.8(a) of the Corporation's Disclosure Schedule sets forth a list of all material Intellectual Property owned or used by the Corporation and its Subsidiaries in the Business and, to the extent indicated on such Schedule, such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, the appropriate offices in the various states of the United States and/or the appropriate offices of other jurisdictions or applications for registration of such Intellectual Property have been made. All such Corporation Intellectual Property listed on Schedule 3.8(a) is owned by the Corporation and its Subsidiaries, free and clear of all Liens other than Permitted Liens. The Corporation represents and warrants that to Sellers' Knowledge it has the exclusive right to use the word and logo marks identified in Schedule 3.8(a) hereto, and all trade dress associated with restaurants identified by those words and logo marks, in connection with restaurant services in every state and territory of the United States, without restriction.

     (b) To Sellers' Knowledge, the Corporation or its Subsidiaries own or are licensed or otherwise possesses legally enforceable rights to use, any and all
(i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions, (iii) trade secrets, including confidential and other non-public information, (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all rights related thereto, (v) databases and all database rights, and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto that, in the case of each of clauses (i) through (vi), are used in the Business of the Corporation and its Subsidiaries as currently conducted (as described in clauses (i) through (vi) above, collectively, "Corporation Intellectual Property").

          (c) Except as set forth on Schedule 3.8(c), to Sellers' Knowledge there are no conflicts with or infringements of any Corporation Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe upon any proprietary intellectual property right of a third party, except for any such conflicts or infringements that are not reasonably likely to have a Material Adverse Effect. To Sellers' Knowledge the Corporation is not prohibited from using any Corporation Intellectual Property in any existing business location.

          (d) Schedule 3.8(d) of the Corporation's Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements (other than Licenses among the Corporation and/or its Subsidiaries) in which the Corporation or any of its Subsidiaries have granted rights to any person to use the Corporation Intellectual Property. The Corporation will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Corporation Intellectual Property.

          (e) Except as set forth on Schedule 3.8(e) the Corporation and its Subsidiaries own or have the right to use all computer software currently used in the Business.

          (f) To Sellers' Knowledge (and to the Knowledge of the person or persons principally in charge of the Corporation's marketing operations and functions), all Corporation Intellectual Property was developed by: (i) employees of the Corporation and its Subsidiaries within the scope of their employment; or (ii) independent contractors as "works-made-for-hire" as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements.

3.9  Contracts.

          (a) Except as set forth on Schedule 3.9(a) of the Corporation's Disclosure Schedule, none of the Corporation and its Subsidiaries is a party to or bound by any Material Contract that is used or held for use in, or that arises out of, the operation or conduct of the Business and that is:

               (i) (a) a written or oral employment agreement that has an annual salary in excess of $75,000, or (b) any written or oral agreements with the general, area or regional managers of the Business, regardless of annual compensation or salary that is not terminable at will, without cost, by either party;

               (ii) a Contract with any labor organization, union or association;

               (iii) a Contract subjecting the Corporation or any of its Subsidiaries to a covenant not to compete other than such restrictions contained in Permitted Liens or any Target Leases or a restriction on the area in which the Corporation can compete or operate a restaurant;

               (iv) a Contract with any stockholder, director, officer or Affiliate of the Corporation or any of its Subsidiaries;

               (v) a lease or similar Contract with any third party under which the Corporation or any of its Subsidiaries is a lessor or sublessor;

               (vi) a lease or similar Contract under which:

                    (A) the Corporation or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party unless terminable upon no more than 30 days notice without cost or penalty; or

                    (B) the Corporation is a lessor or sublessor of, or makes
               available for use by any third party, any tangible personal property owned or leased by the Corporation, in any such case that has an aggregate future liability or receivable, as the case may be;

               (vii) a Contract under which the Corporation or any of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other Person (other than endorsements for the purpose of collection in the ordinary course of business);

               (viii) a Contract (except as set forth on Schedule 3.6(a)) granting a Lien, other than Permitted Liens, upon any of the assets of the Corporation or any of its Subsidiaries;

               (ix) a power of attorney;

               (x) a Contract (other than Contracts set forth on Schedules 3.6(a), 3.7(a) or 3.9(a) or of record in the title commitments delivered in connection with the Asset Purchase and Sale Agreement) involving payment by the Corporation or any of its Subsidiaries of more than $10,000, other than sales orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement;

               (xi) a Contract (including a sales order) involving the obligation of the Corporation or any of its Subsidiaries to deliver products or services for payment of more than $10,000 (unless terminable without payment or penalty upon no more than 30 days' notice or of record in the title commitments delivered in connection with the Asset Purchase and Sale Agreement);

               (xii) a Contract (other than Contracts set forth on Schedules 3.3, 3.6(a), 3.7(a), 3.7(b) or 3.8(a)) other than as set forth in this
     Schedule 3.9 to which the Corporation or any of its Subsidiaries is a party or by which it or any of its assets or properties is bound or subject that is material to the continued operation of the Business of the Corporation or any of its Subsidiaries as presently conducted;

               (xiii) a franchise, management, royalty license or joint venture agreement; or

               (xiv) an agreement, arrangement or understanding (written or oral) with any other person which (i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other person; or (ii) imposes legal liability on the Corporation or any of its Subsidiaries for any payments (contingent or otherwise) under any note, guarantee, debt, bond, mortgage, indenture, contract (other than the Contracts set forth on Schedule 3.6(a) or Schedule 3.7(a) and (b), or as otherwise set forth above), lease, license, agreement or instrument.

          (b) Except as set forth on Schedule 3.9(b) of the Corporation's Disclosure Schedule, the Corporation and each of its Subsidiaries has not received notice that it is (with or without the lapse of time) in breach or default under any Material Contract and, to the Sellers' Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. The Corporation has not, except as set forth on such Schedule 3.9(b), received any written notice of the intention of any party to terminate any Material Contract. Copies of all Contracts together with all modifications and amendments thereto, for which Purchaser or Landry's may have liability after the Closing, have been made available to the Landry's Group.

3.10 Permits.

     Except as set forth on Schedule 3.10 of the Corporation's Disclosure Schedule, (a) the Corporation, its Subsidiaries or the private clubs set forth on Schedule 3.3, holds and is in compliance with all certificates, licenses, permits (including liquor licenses and to Sellers' Knowledge, signage permits), authorizations and approvals (collectively the "Permits") required under Applicable Law for the conduct of the Business, (b) none of the Corporation and its Subsidiaries are in violation of any Permits, (c) during the past three years, none of the Corporation and its Subsidiaries have received notice of any Proceedings relating to the revocation or modification of any such Permits and
(d) there are no unresolved notices of violation relating to any Permits.

3.11 Taxes.

     Except as set forth on Schedule 3.11 of the Corporation's Disclosure Schedule, (a) the Corporation or any of its Subsidiaries has filed all Returns required to be filed by it prior to the Closing Date; (b) all such Returns were correct and complete in all material respects; (c) the Corporation and each Subsidiary has paid and discharged all Taxes due and owing and have made adequate provision in reserves established in their financial statements and accounts for all Taxes which have accrued or may accrue but are not yet due and payable; (d) the Corporation and each Subsidiary has not expressly waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, which waiver or extension is still in effect; (e) the Corporation and each Subsidiary is not the beneficiary of any extension of time within which to file any Return;
(f) to Sellers' Knowledge no claim has ever been made by an authority in a jurisdiction where the Corporation and each Subsidiary does not file Returns that it is or may be subject to taxation by that jurisdiction; (g) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Corporation's or any of its Subsidiaries assets; (h) there are no pending, or to the

Knowledge of Sellers, threatened Tax examinations, investigations or other Proceedings with respect to taxes relating to the Corporation or any of its Subsidiaries and the Corporation and each Subsidiary has not received written notice of any unresolved questions or claims concerning its Tax liability, including any notices of deficiency; (i) to the Sellers' Knowledge the Corporation and each Subsidiary has complied with all Applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (j) the Corporation and each Subsidiary is not nor has it been a party to any Tax allocation or sharing agreement; and (k) no Tax liability exists for any inactive entity controlled by the Corporation which has no assets. The Tax basis for each restaurant by asset class and by addition years has been verified by the Corporation's tax preparers.

3.12 Litigation.

     Schedule 3.12 of the Corporation's Disclosure Schedule sets forth a list of all pending Proceedings and all threatened Proceedings with respect to which the Corporation, any Subsidiary, or any of the Sellers has been contacted in writing by counsel for the plaintiff or claimant or of which the Sellers, the Corporation or any Subsidiary has Knowledge, arising out of or related to the conduct of the Business or against any of the assets, the Business, or the Subject Properties. Except as set forth on Schedule 3.12 of the Corporation's Disclosure Schedule, the Corporation and its Subsidiaries are neither a party to, nor subject to, nor in default under, any Judgment applicable to the conduct of the Business of the Corporation and its Subsidiaries or any of its assets.

3.13 Benefit Plans.

          (a) Schedule 3.13(a) of the Corporation's Disclosure Schedule contains a list of all written and oral "employee benefit plans" (as defined in Section 3(3) of ERISA), pension, profit-sharing, retirement, cafeteria plan, flexible spending arrangement, sick leave and vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, change in control, severance, medical, dental, life, disability, or other welfare benefit plans, and all other fringe benefit plans, policies or arrangements, whether sponsored, established, maintained or contributed to or required to be contributed to by the Corporation or any of its Subsidiaries within the six-year period ending immediately prior to the Closing Date to or for the benefit of any directors, officers, employees, consultants, or advisors of the Corporation or any of its Subsidiaries (all of the foregoing being referred to herein as, the "Benefit Plans"). At no time during the six-year period ending immediately prior to the Closing Date has the Corporation or any of its Subsidiaries or any ERISA Affiliate sponsored, established, maintained, or contributed to or been required to contribute to any Benefit Plan (or in the case of an ERISA Affiliate, any plan that is equivalent to a Benefit Plan) that
(i) was or is subject to the minimum funding standards or Section 412 of the Code or Section 302 of ERISA or to the requirements of Title IV of ERISA or (ii) was, or is, a multiemployer plan described in Section 4001(a)(3) of ERISA. Neither the Corporation nor any of its Subsidiaries has any liability, contingent or otherwise, with respect to any plan sponsored, established, maintained, contributed to or required to have been contributed to by any ERISA Affiliate that is the equivalent to a Benefit Plan. "ERISA Affiliate" means any or trade or business (whether or not incorporated) that is as of the date of this Agreement, or at any time within the six-year period ending immediately prior to the Closing Date would have been, treated as a "single employer" with the Corporation or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code.

          (b) Except as set forth on Schedule 3.13(a) of the Corporation's Disclosure Schedule, with respect to the six-year period ending immediately prior to the Closing Date, (i) the Corporation and its Subsidiaries, each of their employees and agents, and each fiduciary of any Benefit Plan have operated and administered in all material respects each Benefit Plan pursuant to its terms and in compliance with ERISA, the Code, all Applicable Laws, and any applicable collective bargaining agreements and no statement, announcement, agreement or proposal, whether written or oral, has been made by the Corporation or any of its Subsidiaries or any employee or agent of the Corporation or its Subsidiaries with regard to any Benefit Plan that is not in accordance with the terms of such plan or for which the Corporation or any of its Subsidiaries will have any liability (contingent or otherwise); (ii) all contributions due and payable on or before the Closing Date in respect of any Benefit Plan have been made in full, or adequate accruals have been provided for in the Financial Statements for all other contributions or amounts in respect of the Benefit Plans for periods ending on or before the Closing Date; (iii) no Benefit Plan is or has been subject Section 505 of the Code, (iv) no Proceedings (other than routine benefit claims) are pending or, to the Knowledge of the Sellers, threatened against or relating to any Benefit Plan, or any fiduciary thereof which, individually or in the aggregate, could result in liability on the part of Landry's or the Purchaser, the Corporation and its Subsidiaries or any fiduciary of any Benefit Plan; (v) except as under ERISA Section 601 et seq. and Code Section 4980B, neither the Corporation nor any of its Subsidiaries provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service; (vi) each Benefit Plan can be terminated within sixty days, without any additional accrual on the books of the Corporation, including any such accrual relating to vesting (except for any Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code ("Qualified Plan")) or acceleration of any benefits promised by such Benefit Plan; (vii) no employer securities, employer real property or other employer property is included in the assets of any Benefit Plan; and (viii) except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other Internal Revenue Service releases thereunder, has not expired, (A) each Benefit Plan that is intended to be a Qualified Plan has received a favorable determination letter from the Internal Revenue Service and, to the Seller's Knowledge, is qualified in form and operation under Section 401(a) of the Code, and each trust for each Qualified Plan is exempt from federal income tax under Section 501(a) of the Code, and (B) to the Sellers' Knowledge, no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

          (c) Except as set forth on Schedule 3.13(c), the Corporation and its Subsidiaries have made available to the Purchaser true and complete copies of the following documents, as they have been amended to the date hereof, relating to the Benefit Plans: (i) all documents that set forth the terms of each Benefit Plan and any related trust, including any summary plan descriptions related thereto and summary descriptions of any such plans not otherwise in writing;
(ii) the most recently completed actuarial valuation, if any, for each Benefit Plan; (iii) to the extent prepared, the Form 5500, 5500-C or 5500-R required to be filed for each Benefit Plan for the three most recent plan years; (iv) all collective bargaining agreements or other similar agreements covering employees of the Corporation or any Subsidiary; (v) with respect to any Qualified Plan, a copy of the most recent IRS determination letter for such Benefit Plan; (vi) all insurance policies which were purchased by or to provide benefits under any Benefit Plan currently in force or for which the Corporation or its Subsidiaries currently have any liability (contingent or otherwise); (vii) all Contracts with third party administrators, investment managers, consultants, and other independent contractors that relate to any Benefit Plan currently in force or for which the Corporation currently has any liability (contingent or otherwise); (viii) all reports, including all discrimination testing reports for the full plan year preceding the date hereof by third party administrators, investment managers, consultants, or other independent contractors with respect to any Benefit Plan currently in force or for which the Corporation and its Subsidiaries currently have any liability (contingent or otherwise); (ix) a copy of all forms of notifications given within the full plan year preceding the date hereof to employees of their rights under Section 601 et seq. of ERISA, Section 4980B of the Code, Section 9801 et seq. of the Code, and under all other applicable federal and state laws regulating the notice requirements of Group Health Plans (as defined in Section 607(1) of ERISA); (x) all notices or reports that were given by the Corporation or any of its Subsidiaries or any Benefit Plan to the Internal Revenue Service or the Department of Labor ("DOL"), pursuant to statute, within the full plan year preceding the date hereof, including notices that are expressly mentioned elsewhere in this Section 3.13; and (xi) all notices that were given by the Internal Revenue Service or the DOL to the Corporation or any Subsidiary or any Benefit Plan within the full plan year preceding the date hereof.

          (d) Except as set forth in Schedule 3.13(d) of the Corporation's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will (either alone or in conjunction with any other event that results from such transactions, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment, bonus, compensation, golden parachute or otherwise) becoming due to any shareholder, director, or any employee of the Corporation or any of the Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits. Neither the Corporation nor any of its Subsidiaries is a party to any contract, plan, or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would be nondeductible by virtue of Section 162(m) or 280G of the Code.

          (e) Neither the execution and delivery of this Agreement or other related agreements by the Sellers or the Corporation nor the consummation of the transactions contemplated by this Agreement or any related transactions will result in any material liability to the Purchaser, the Corporation, or any of its Subsidiaries under or with respect to any Benefit Plan.

3.14 Absence of Changes or Events.

     Except as set forth on Schedule 3.14 of the Corporation's Disclosure Schedule, since the date of the Latest Balance Sheet and the date hereof, there has not been any event that has caused a Material Adverse Effect. Except as set forth on Schedule 3.14 of the Corporation's Disclosure Schedule, since the date of the Latest Balance Sheet and the date hereof, the Corporation and its Subsidiaries have caused the Business to be conducted in the ordinary course consistent with past practice.

3.15 Compliance with Applicable Laws.

     Except as set forth on Schedule 3.10, the Corporation and its Subsidiaries are in compliance with all Applicable Laws except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. The Corporation has not received any communication during the past two years from a Governmental Authority that alleges that the Corporation or any of its Subsidiaries is not in compliance with respect to any Applicable Laws.

3.16 [Reserved]

3.17 Employee and Labor Matters.

     Schedule 3.17 of the Corporation's Disclosure Schedule contains a complete and accurate list of the following information for each director and employee at the manager level or above of the Business, including each employee on leave of absence or layoff status: employer; name; job title; hire date, current compensation paid. Except as disclosed on Schedule 3.17 of the Corporation's Disclosure Schedule, (a) neither the Corporation nor any Affiliate is a party to any collective bargaining agreement or similar agreement; (b) there are no unfair labor practice Proceedings, complaints under OSHA, or any other state or federal regulation governing employment practices and work environment for employees pending against the Corporation or any or any of its Subsidiaries or Affiliates, or to the best of the Sellers' Knowledge, threatened in writing against any of them, before the National Labor Relations Board, OSHA, or other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or otherwise is pending against any of them, (c) no strike, labor dispute, slowdown or stoppage is pending against the Corporation or any Subsidiary or Affiliate and (d) there is no union representation question existing with respect to the employees of the Corporation or any Subsidiary or Affiliate. Except as disclosed on Schedule 3.17 of the Corporation's Disclosure Schedule, no executive, regional manager or restaurant manager has given the Corporation or any of its Subsidiaries written notice of any intent to terminate his or her employment with the Corporation or any of its Subsidiaries.

3.18 Insurance.

     Schedule 3.18 of the Corporation's Disclosure Schedule contains a complete list of all insurance policies currently in effect which are presently owned or held by the Corporation and/or any of its Subsidiaries, insuring the products, properties, assets, business and operations of the Corporation and any of its Subsidiaries and the directors and officers of the Corporation and its Subsidiaries and their potential liabilities to third parties, and all general liability policies maintained by the Corporation. Schedule 3.18 of the Corporation's Disclosure Schedule contains a list of all insurance policies that have been in effect for the last three years and have been cancelled or are otherwise no longer in effect. The Corporation maintains insurance policies it considers appropriate under the circumstances. Except as set forth on Schedule 3.18, as of the date of this Agreement, all premiums due have been paid and no notice of cancellation or termination or intent to cancel has been received by the Corporation or any of its Subsidiaries with respect to any such policy. Except as set forth on Schedules 3.9(a), 3.18 or 3.19, neither the Corporation nor any of its Subsidiaries is in default under any such insurance policies.

3.19 Transactions with Affiliates.

     Except as set forth on Schedule 3.19 of the Corporation's Disclosure Schedule and except for normal employment arrangements consistent with past practices, since January 1, 2000, the Corporation and its Subsidiaries have not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from any officer, director or stockholder of the Corporation or Subsidiaries or any of their respective Affiliates or Subsidiaries. As of the date hereof, except as set forth in Schedule 3.19 of the Corporation's Disclosure Schedule, no Affiliate of the Corporation is indebted to the Corporation for money borrowed or other loans or advances (except for advances of business expenses in the ordinary course of business). Neither the Sellers nor any of their respective Affiliates, Subsidiaries or stockholders is a party to any Contract with or has any claim or right against the Corporation or any of its Subsidiaries that will survive the Closing.

3.20 [Reserved]

3.21 Gratis Food.

     Schedule 3.21 of the Corporation's Disclosure Schedule sets forth a list of each person or entity entitled to eat without charge or at a discount in any of the restaurants constituting a part of the Business.

3.22 Books and Records.

     The books of account and other financial records of the Corporation and its Subsidiaries, all of which have been made available to the Landry's Group, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Corporation and its Subsidiaries, all of which have been made available to the Landry's Group, contain accurate and complete records in all material respects of all meetings held of and corporate actions taken by, the stockholders, the board of directors and committees of the board of directors of the Corporation and its Subsidiaries, and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

3.23 Investment Company.

     None of the Corporation and its Subsidiaries is an "investment company," or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

3.24 Brokers or Finders; Commissions.

     Neither the Corporation nor any of its Subsidiaries, agents, stockholders, directors, officers, advisors, employees or other representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Stock and the other transactions contemplated by this Agreement.

3.25 Certain Payments.

     Since January 1, 1999, to the Sellers' Knowledge neither the Corporation nor any of its Subsidiaries or director, officer, agent, or employee of any the Corporation and its Subsidiaries, any other Person associated with or acting for or on behalf of the Corporation and its Subsidiaries, has directly or indirectly
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Corporation and its Subsidiaries or any Affiliate of the Corporation and its Subsidiaries, or (iv) in violation of any Applicable Law, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Corporation or its Subsidiaries.

3.26 Full Disclosure.

     The representations and warranties of the Stockholders concerning the Corporation and its Subsidiaries expressly set forth in this Agreement and the Corporation's Disclosure Schedule and certificates and other instruments delivered by the Corporation and its Subsidiaries to Purchaser and Landry's pursuant to this Agreement, when taken as a whole and viewed together, to Sellers' Knowledge do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary in order to make such representations and warranties not misleading in light of the circumstances under which they were made.

3.27 Required Stockholder Vote.

     Any vote of the Stockholders required for the adoption and approval of this Agreement and the Related Documents has been obtained.

                                   Article 4
               Representations and Warranties of the Stockholders

     Except as set forth in the Disclosure Schedule, which sets forth certain disclosures concerning the Stockholders (the "Stockholders' Disclosure Schedule"), each section of which only qualifies the corresponding numbered representation or warranty in this Article 4 (unless the Stockholders expressly cross reference to another Section), the Stockholders hereby, jointly and severally represent and warrant to Landry's and the Purchaser as of the date hereof, as follows:

4.1  Organization, Standing, Qualification and Power of Certain Sellers.

     If the Stockholder is an entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2  Authority; Execution and Delivery; Enforceability.

     Each Stockholder has the requisite power and authority to execute this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. The execution and delivery by the Stockholders of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholders, and the execution and delivery of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby will be duly authorized by all necessary action on the part of the Stockholders, prior to the Closing. Each of the Stockholders has duly executed and delivered this Agreement and prior to the Closing, subject to the terms and conditions of the Agreement will have duly executed and delivered each Related Document to which it is a party. This Agreement constitutes, and each Related Document to which it is a party will after the Closing constitutes a legal, valid and binding obligation, enforceable against the respective Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

4.3  No Conflicts.

     The execution and delivery by the Stockholders of this Agreement does not, the execution and delivery by the Stockholders of each Related Document to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Stockholders with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the Subject Properties owned or used by the Corporation and its Subsidiaries under, any provision of (a) the Charter or Bylaws of the Corporation and its Subsidiaries, (b) any Contract to which the Stockholder is a party or by which any of its properties or assets is bound or (c) any Judgment or Applicable Law applicable to the Stockholders or the properties or assets of the Stockholders, other than, in the case of clauses (b) and (c) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

4.4  Investment

     Each of the Stockholders (a) understands that the Promissory Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Promissory Notes solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Landry's and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Promissory Notes, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Promissory Notes and (f) is an Accredited Investor as defined in Regulation D promulgated under the Securities Act.

4.5  Stockholder Shares.

     The Stockholders hold of record and own beneficially the number of shares of Stock set forth next to its name on Schedule 4.5, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws or the Corporation's Stockholders' Agreement), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims and demands. The Stockholders are not parties to any option, warrant, purchase right, or other Contract or commitment that could require the Stockholder to sell, transfer, or otherwise dispose of any capital stock units or other equity interest of the Corporation (other than this Agreement or the Corporation's Stockholders' Agreement). The Stockholders are not parties to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock units or other equity interest of the Corporation or its Subsidiaries (other than this Agreement or the Corporation's Stockholders' Agreement).

                                   Article 5
                      Warranties of Landry's and Purchaser

     Except as set forth in the Disclosure Schedule to be delivered by Landry's and Purchaser to the Corporation, which sets forth certain disclosures concerning Landry's and its business (the "Landry's Disclosure Schedule"), each section of which only qualifies the corresponding numbered, representation or warranty in this Article 5 (unless expressly cross referenced to another Section), Landry's and, where applicable, Purchaser hereby jointly and severally represent and warrant to the Sellers as of the date hereof, as follows:

5.1  Organization, Standing, Qualification and Power.

     Each of Landry's and Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as presently conducted. Each of Landry's and Purchaser is, duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by such party, except where the failure to be so qualified would not have a Material Adverse Effect.

5.2  Authority; Execution and Delivery; and Enforceability.

     Each of Landry's and Purchaser has the requisite corporate power and authority to execute this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations thereunder. The execution and delivery by each of Landry's and Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Landry's, and the execution and delivery of the Related Documents to which it is a party, and the consummation by each of Landry's and Purchaser of the transactions contemplated thereby will be authorized by all necessary corporate action prior to Closing on the part of each of Landry's and Purchaser, respectively. Each of Landry's and Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is a party, and this Agreement constitutes, and each Related Document to which it is a party will after the Closing will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

5.3  No Conflicts; Consent.

     The execution and delivery by Landry's and Purchaser of this Agreement does not, the execution and delivery by each of Landry's and Purchaser of each Related Document to which it is a party will not, and the consummation of the transactions contemplated by this Agreement and the Related Documents and compliance by each of Landry's and Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Landry's or Purchaser under, any provision of (a) the Charter or Bylaws of either Landry's or Purchaser, (b) any Contract to which either Landry's or Purchaser is a party or by which any of their respective properties or assets is bound or (c) any Judgment or Applicable Law applicable to either Landry's or Purchaser or its respective properties or assets. Except filings under the HSR Act and the termination or expiration of any waiting period, to the extent applicable and as set forth on Schedule 5.3 of Landry's Disclosure Schedule, no Consent of, or registration, declaration or filing with, any Person or Governmental Authority is required to be obtained or made by or with respect to Landry's or Purchaser each in connection with the execution, delivery and performance of and the consummation of the transactions contemplated by this Agreement or any Related Document.

5.4  Litigation

     Except as set forth on Schedule 5.4 of the Landry's Disclosure Schedule, there are not any (a) outstanding judgments against Landry's or Purchaser, (b) Proceedings pending or, to the

Knowledge of Landry's or Purchaser, threatened against Landry's or Purchaser or
(c) investigations by any Governmental Authority that are, pending or to the Knowledge of Landry's or Purchaser, threatened against Landry's or Purchaser that, in any case, individually or in the aggregate, would materially impair the ability of Landry's or Purchaser to perform its obligations under this Agreement or the Related Documents.

5.5  Investment.

     Landry's and Purchaser (a) understand that the Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Corporation and its Subsidiaries and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Stock and (f) is an Accredited Investor as defined in Regulation D promulgated under the Securities Act.

5.6  Funds Available.

     Landry's and the Purchaser have sufficient cash, or firm commitments from responsible lending institutions, available lines or credit or other sources of available funds to enable it to make payment of any amounts to be paid by it under this Agreement or the Related Documents.

5.7  Brokerage Arrangements.

     Neither Landry's nor the Purchaser has entered into (directly or indirectly) any agreement with any person, firm or corporation that would obligate the Stockholders or the Corporation to pay any commission, brokerage or finder's fee in connection with the transactions contemplated by this Agreement or the Related Documents.

5.8  SEC Reported Financial Statements.

     Each of the consolidated financial statements of Landry's included in the filings with the Securities and Exchange Commission (the "Commission"), comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in such financial statements or in the notes thereto, or in the case of unaudited financial information), and present fairly, in all material respects, the financial position of Landry's as of the dates thereof and the results of Landry's operations and cash flows for the periods presented therein.

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5.9  No Misleading Statements.

     All documents and information which have been made available to the Stockholders and their representatives are complete and correct in all material respects.

                                   Article 6
                            Covenants of the Parties

6.1  Conduct of Business.

          (a) Except with the written consent of Landry's and the Purchaser, or as otherwise expressly permitted by the terms of this Agreement or any Related Document, from the date hereof to the Closing, the Stockholders shall cause the Corporation and its Subsidiaries to and the Corporation and its Subsidiaries shall conduct the Business in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers, employees and others with whom the Corporation and its Subsidiaries deal.

          (b) Without limiting the generality of the foregoing paragraph (a), the Corporation and its Subsidiaries will not and the Stockholders shall cause the Corporation and its Subsidiaries to not:

               (i) amend or propose to amend its Charter or Bylaws (or comparable governing instruments) unless necessary as part of any Recapitalization Plan;

               (ii) issue, sell or otherwise dispose of any of its capital stock units or other equity interests, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock units or other equity interests, except as may be necessary for Stockholders in connection with any Recapitalization Plan;

               (iii) declare, set aside or pay any dividend or make any distribution with respect to its capital stock or other equity interests (whether in cash or in kind), or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, except as may be necessary for Stockholders in connection with any Recapitalization Plan;

               (iv) create, incur, assume or guarantee any Funded Indebtedness or Capital Lease Obligations or make any loan or advance or extend any credit to any Person (other than trade credits extended in the ordinary course of business), or increase the payment relating to, or accelerate any debt other than in the ordinary course of business consistent with past practice;

               (v) (A) other than expenditures contemplated by Section 3.6(a)(ii), make any capital expenditures or incur any pre-operating expenses, other than maintenance, repairs or replacements in the ordinary course of business consistent with past practice, or (B) incur any costs in connection with the construction of any restaurants, (C) acquire the stock or assets of, or merge or consolidate with, any other Person, (D) voluntarily incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, or (E) other than the sale of the excess land in connection with the Mesquite site or as otherwise set forth herein, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real, personal or mixed) material to the Corporation, its Subsidiaries or the Business other than in the ordinary course of business consistent with past practice;

               (vi) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees, (provided, however, such salaries may be increased upon Landry's consent, which shall not be unreasonably withheld or delayed) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or Affiliate, other than as required pursuant to the terms of agreements in effect on the date of this Agreement, or enter into or engage in any compensation agreement, arrangement, or transaction with any of its directors, officers, employees, or Affiliates;

               (vii) (a) commence or settle any litigation or other Proceedings with any Governmental Authority or other Person other than insured claims which are settled by the Corporation's or its Subsidiaries' insurance provider in the ordinary course of business and without any cost to the Corporation and its Subsidiaries, except for settlement of the Cyberhouse matter disclosed on Schedule 3.12; and any DOL or ERISA matters disclosed in Article 3, provided (i) Landry's is notified and kept fully informed of, and can participate in, any settlement discussions, provided there are no continuing obligations or admissions of wrong-doing or any settlement which could reasonably be expected to have an adverse effect on the Business and in accordance with Schedule 6.1(b)(vii); or (b) make or rescind any election relating to Taxes, settle any Proceeding, audit or controversy relating to Taxes, file any amended Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies or procedures, in each case, other than as required by Applicable Law or as would not reasonably be expected to have a Material Adverse Effect;

               (viii) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

               (ix) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue;

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

               (x) fail to maintain its books, accounts and records in the Corporation's usual manner on a basis consistent with that heretofore employed;

               (xi) materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

               (xii) enter into any new line of business or terminate any current business;

               (xiii) except for the termination of agreements set forth in
     Section 7.2(u), enter into, terminate or amend any lease, contract or agreement pursuant to which the Corporation and its Subsidiaries is obligated to pay or incur obligations of more than $2,500 per year, other than (A) the purchase of inventory (B) the termination of the Financing Agreement between the Corporation and Metro National dated on or about December 31, 2000, pursuant to which Metro National is obligated to finance the acquisition and construction of the additional restaurant site for the Corporation (the "Financing Agreement");

               (xiv) make any investments, other than investments in money-market or other interest bearing accounts in the ordinary course of business;

               (xv) other than pursuant to existing contractual obligations which have been disclosed to, and approved by, Landry's and the Purchaser, make, engage or incur costs for the design or construction of any new restaurant, the remodeling or renovation of existing restaurants or restaurants under construction without approval by Landry's (it being understood that Landry's and the Purchaser shall have approval of all design and construction matters);

               (xvi) allow any employee or other person to remove any Corporation, Subsidiary or Business asset, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of the Corporation or any of its Subsidiaries or Business or any other Corporation, Subsidiary or Business facilities other than Inventory sold or otherwise disposed of in the ordinary course of business;

               (xvii) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice, or delay the making of any material capital expenditures from the Corporation's or any of its Subsidiaries current capital expenditure schedule, which have been disclosed to, and approved by, Landry's or delay or defer the payment of any accounts payable beyond the date such payable is due without penalty, provided that the Corporation shall be permitted to discharge the indebtedness as set forth on Schedule 6.1(b)(xvii);

               (xviii) issue any gift certificates, coupons or complimentary rights for dining or retail other than in such amounts as are in the ordinary course of business consistent with past practice, and none shall be issued to any Stockholder, Seller, or officer, director or Affiliate of a Stockholder or Seller, without receipt of the same consideration that would be otherwise required of the general public;

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

               (xix) sell, give away or otherwise dispose of any Inventory, other than in the ordinary course of business consistent with past practice; or

               (xx) authorize any of, or agree to commit to do any of, the foregoing actions.

          (c) The Corporation and its Subsidiaries shall use commercially reasonable efforts to comply in all respects with all Applicable Laws and maintain in full force and effect all the Permits necessary for, or otherwise material to, such Business.

          (d) The Corporation and its Subsidiaries shall administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other Applicable Laws. The Corporation will promptly notify Landry's and the Purchaser in writing of any receipt by the Corporation or any of its Subsidiaries (and furnish Landry's and the Purchaser with copies) of any notice of investigation or administrative or legal proceeding initiated by the IRS, DOL, PBGC or other Person involving any Benefit Plan, or any notice by the Corporation or any of its Subsidiaries to the IRS or the DOL regarding any voluntary compliance procedures with respect to any Corporation Benefit.

6.2  Access to Information.

     During the period from the date hereof until the Closing or the earlier termination of this Agreement in accordance with Article 8 hereof, the Corporation and its Subsidiaries shall (a) afford to Landry's and its accountants, counsel and other representatives ("Landry's Group") reasonable access during normal business hours to all the personnel, properties, facilities, restaurants, books, Contracts, commitments, Tax returns, governmental authorizations, records, lenders, lenders' counsel, auditors, financial advisors and other authorized representatives or documents and data of the Corporation and its Subsidiaries. Such rights of access to be exercised in a manner that does not unreasonably interfere with operations of the Corporation;
(b) furnish Landry's Group with copies of all such Contracts, governmental authorizations, books and records and other existing documents and data as Landry's may reasonably request; (c) furnish Landry's Group with such additional financial, operating and other relevant data and information as Landry's may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Landry's, with its investigation of the Business, Subject Properties, assets and financial condition of the Corporation or any of its Subsidiaries.

6.3  Confidentiality.

     Each Party hereto acknowledges it has had, and may from time to time have, access to confidential records, data, customer lists, trade secrets and other confidential information owned or used by each other Party hereto or any Subsidiary thereof (each, an "Interested Party") in the course of its business (the "Confidential Information"). Accordingly, each Party hereto agrees (a) to hold all Confidential Information in strict confidence, (b) not to disclose Confidential Information of any Interested Party to any Person (except to such Interested Party or any Affiliate, employee, agent or representative thereof), and (c) not to use, directly or indirectly, any of such Confidential Information of any Interested Party for any competitive or commercial purpose; provided, however, that each Party hereto may disclose Confidential Information to its Affiliates, officers, directors, employees, agents and attorneys if such Persons agree to comply with this Section 6.3; and provided, further, that, notwithstanding anything to the contrary contained herein, no Party hereto shall be subject to any of the limitations set forth above with respect to any Confidential Information which (i) is now, or hereafter becomes, through no act or failure to act on the part of such Party that constitutes a breach of this Section 6.3, generally known or available to the public, (ii) is hereafter furnished to such Party by a third party, who is not related to the receiving party and to the knowledge of such receiving party, is not under any obligation of confidentiality to the related Interested Party, (iii) is disclosed with the written approval of the related Interested Party, (iv) is required to be disclosed by law (including securities laws), court order or similar compulsion, (v) is required or is reasonably necessary to be provided pursuant to or in connection with any Proceeding involving the Parties hereto, or (vi) is independently developed by employees or agents of such party and/or its, his or her Affiliates which or who have had no access to the relevant portions of the Confidential Information.

6.4  Commercially Reasonable Efforts to Consummate.

     Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to cause the Closing to occur, including defending against any Proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed. Without limiting the foregoing, each Party shall use its commercially reasonable efforts (subject to the provision in the immediately preceding sentence) to cause the Closing to occur within thirty (30) days after execution of this Agreement.

6.5  Exclusivity.

          (a) From the date of this Agreement until the earlier of October 31, 2002 or the termination of this Agreement pursuant to Article 8 hereof, the Sellers shall not (a) take any action to solicit, initiate submission of or encourage, any Acquisition Proposal (as hereinafter defined), or (b) continue, initiate, participate or engage in negotiations with, or disclose any non-public information (other than in the ordinary course of business or otherwise required by law, court order or similar compulsion), relating to the Corporation or any of its Subsidiaries or the Business, or to any Person other than Landry's and its Affiliates and representatives. The term "Acquisition Proposal" as used herein means any offer, proposal or indication of interest in (a) the acquisition or purchase of all or substantially all (other than in the ordinary course of business) of the assets of the Corporation and its Subsidiaries, (b) a merger, consolidation or other business combination in which the Corporation or any of its Subsidiaries does not survive, or if it does survive, the Stockholders do not own a majority of the outstanding capital stock after such merger, consolidation or other business combination, or (c) the acquisition of the capital stock units or other equity interests of the Corporation or any of its Subsidiaries, or the Business, in whole or in part, whether directly or indirectly by a Person other than the Stockholders or their Affiliates.

          (b) Sellers shall immediately notify Landry's and the Purchaser of any contact between Sellers or any of their respective officers, directors or representatives and any other Person regarding any Acquisition Proposal or any related inquiry.

6.6  Expenses; Transfer Taxes, and the Like.

     (a) Whether or not the Closing takes place, and except as set forth in
Article 8, all costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided that, Landry's shall pay one-half and Metro National shall pay one-half of any filing fees required under the HSR Act.

     (b) Subject to Section 6.6(c), below, all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes, ordinary or capital gains payable in respect of any real property transfer and including any filing fees and typical recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby ("Transfer Taxes") shall be paid by Sellers as their sole responsibility. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

     (c) Notwithstanding the foregoing, the items of income and expense referenced in Section 8.5 of the Asset Purchase and Sale Agreement shall be adjusted or prorated between or among the respective parties thereto in the manner set forth in said Section 8.5.

     (d) Additionally, notwithstanding the foregoing, the liability for all Taxes described in Section 9.1 of the Asset Purchase and Sale Agreement shall be allocated and apportioned as more particularly set forth therein.

6.7  Publicity.

     From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Sellers, on the one hand, and Landry's or Purchaser, on the other hand, without the prior consent of Landry's and the Purchaser or the Sellers, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

6.8  Interference with Relationships.

     From the date hereof until the Closing Date, no party shall take any action or engage in any practice calculated or designed to impair the relationships of any other party with its or their customers, suppliers, or others having dealings with such party.

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

6.9  COBRA Continuation.

     The Corporation and its Subsidiaries shall provide Landry's and the Purchaser with a list of (a) each person employed by the Corporation and its Subsidiaries within the 12 months immediately preceding the Closing Date and (b) each such employee and all dependents of such employee, in each case who was covered by the Corporation's and its Subsidiaries' group health plans at any time during such period and the dates during which he or she had coverage during the 12 months immediately preceding the Closing Date. For each person who had coverage from any of the Corporation's and its Subsidiaries' group health plans and lost such coverage at any time during the 12 months immediately preceding the Closing Date, the Corporation and its Subsidiaries shall provide to Landry's and the Purchaser a copy of the COBRA notice and election provided to each at the time of his/her qualifying event (as defined in IRC ss. 4980B(f)), copies of procedures used to notify each such qualified beneficiary of the qualifying event, evidence of any election of COBRA coverage, evidence of the reason for any termination of each such COBRA coverage, any evidence of any election not to take COBRA, and any evidence of COBRA premiums paid and any delinquency.

6.10 Transfer of Licenses and Permits

     The Stockholders, the Corporation and its Subsidiaries shall use reasonable efforts to assist Purchaser with the assumption, transfer, or reissuance of any and all Permits required for the operation of Business.

6.11 Notice of Failure of Condition.

     Each Party hereto will as promptly as reasonably practicable notify each other Party in writing of the occurrence of any event of which it obtains Knowledge which will result in the failure to satisfy the conditions specified in Section 7.1 (in the case of events relating to the parties), Section 7.2 (in the case of events relating to the Sellers) and Section 7.3 (in the case of events relating to Landry's and the Purchaser).

6.12 Transfer; Closing of Restaurants.

     Prior to the Fifth Anniversary of the Closing Date, Landry's and Purchaser covenant and agree that they shall not, and shall not permit the Corporation, to transfer, convey, assign (whether by transfer of assets, capital stock or by operation of law) or close (collectively "Close") more than six of the Existing Restaurants without the Stockholders' consent which shall not be unreasonably withheld; provided, however, that the fifth and sixth Existing Restaurants may not be Closed without consent unless the restaurant's to be Closed same store sales on a yearly or quarterly basis has decreased from the comparable preceding applicable year or quarter.

                                   Article 7
                              Conditions Precedent

7.1  Conditions to Each Party's Obligation.

     The obligation of Landry's, Purchaser, and the Stockholders to consummate the Acquisition is subject to the satisfaction or waiver on or prior to the Closing of the conditions set forth below.

          (a) No Injunctions or Restraints. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

          (b) Asset Purchase and Sale Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Closing of this Agreement is expressly conditioned upon the simultaneous consummation of the transactions set forth in the Asset Purchase and Sale Agreement.

7.2  Conditions to Obligation of Landry's and Purchaser.

     The obligation of Landry's and Purchaser to consummate the Acquisition is subject to the satisfaction (or waiver by Landry's) on or prior to the Closing of the conditions set forth below.

          (a) Representations and Warranties. The representations and warranties of each Seller made in this Agreement and the Related Documents considered individually and collectively shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be correct in all material respects on the date so specified and other than any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects).

          (b) Performance of Obligations. Sellers and Stockholders shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Stockholders and the Corporation prior to the Closing, including, without limitation, delivery to Landry's and Purchaser of all of the items to be delivered by Sellers or the Stockholders as the case may be pursuant to Section
2.2 of this Agreement.

          (c) Consents, Estoppels and Amendments. The Sellers shall have received all Consents listed on Schedule 3.3 to the Corporation's Disclosure Schedule required in connection with the transactions contemplated by this Agreement and the Related Documents or as reasonably required by Purchaser. The Sellers shall have received estoppel letters, in form satisfactory to Purchaser, from each lessor on each lease relating to a restaurant location or shall have waived such requirement. The Corporation shall have amended the leases covering the restaurants and the Business conveyed pursuant to this Agreement and the Asset Purchase and

Sale Agreement to carve existing Landry's restaurants (or those under construction or for which definitive plans to construct have been prepared) and their results of operations out of, or otherwise delete, geographical, non-competition and area restriction provisions from each of such leases.

          (d) Absence of Material Adverse Effect. Since the date of the Latest Balance Sheet and the date hereof, there shall have been no event having a Material Adverse Effect.

          (e) Noncompetition and Nonsolicitation Agreements. (a) The Stockholders and Cliff Halphen shall have entered into Noncompetition Agreements in substantially the form attached hereto as Exhibit 2.2(a)(iv)(A) as to the Stockholders and Exhibit 2.2(a)(iv)(B) as to Halphen and (b) the Stockholders, Cliff Halphen and Mitch Murray shall have entered into Nonsolicitation Agreements in substantially the form attached hereto as Exhibit 2.2(a)(iii)(A) as to the Stockholders and Exhibit 2.2(a)(iii)(B) as to Halphen and Murray.

          (f) Stockholder Releases. Each of the Stockholders and each Person holding Stock Purchase Rights as of the date of the execution of this Agreement shall have signed a Seller's Release.

          (g) Gift Certificates and Other Perquisites. The Sellers shall have returned to the Corporation all gift certificates held by Sellers or any of their affiliates and any other card or similar device permitting any Seller or Affiliate thereof to dine at a discount at any of the restaurants of the Business.

          (h) Officer's Certificate. A certificate from the President or Chief Financial Officer of the Corporation that: (i) there has not been a decrease in the consolidated stockholders' equity of the Corporation from the date of the Latest Balance Sheet to the Closing Date determined in accordance with GAAP, excluding related party transactions and (ii) the net working capital deficit of the Corporation as of the Closing Date does not exceed the net working capital deficit of the Corporation as of the date of the Latest Balance Sheet determined in accordance with GAAP, excluding related party transactions.

          (i) Certificates of Tax Authorities. Certificates (or evidence of payment, in the event a certificate for a recent payment cannot be obtained) dated as of a date not earlier than the fifth Business Day prior to the Closing Date as to the good standing and dated at the latest practicable date as to the payment of all applicable sales taxes by the Corporation and its Subsidiaries, executed by the appropriate official of the state of its incorporation and each jurisdiction in which each of the Corporation and its Subsidiaries is licensed or qualified to do business as a foreign corporation.

          (j) Conditions in Asset Purchase and Sale Agreement. All conditions to the Purchaser's obligations under the Asset Purchase and Sale Agreement shall have been satisfied, all representations and warranties of the Seller Group under the Asset Purchase and Sale Agreement (as that term is defined therein) shall be true and correct as of the Closing Date and all covenants and obligations of the Seller Group under the Asset Purchase and Sale Agreement shall have been fully and timely performed.

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          (k) Ownership of Stock; No Claim Regarding Stock Ownership Or Sale
Proceeds. The Stockholders shall have acquired the right to convey all of the outstanding Stock of the Corporation. There shall be no Stock Purchase Rights outstanding. The Stockholders shall have prepared and delivered a certificate stating that the Stockholders own 100% of the outstanding Stock of the Corporation and there are no Stock Purchase Rights outstanding. There must not have been made or threatened by any Person (other than Purchaser or Landry's Group or their Affiliates) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Stock of, or any other voting, equity, or ownership interest in, the Corporation or any of its Subsidiaries or (b) is entitled to all or any portion of the Purchase Price payable for the Stock. In the event the Stockholders are unable to acquire 100% of the outstanding Stock and terminate any outstanding Stock Purchase Rights as of the Closing Date, the Parties agree to postpone the Closing Date for a maximum of fourteen (14) days so that the Stockholders may effect the Corporation's Recapitalization Plan in accordance with Delaware law. If at the Closing Date, as such may be extended, a stockholder of the Corporation has brought an action or proceeding to restrain the transactions contemplated hereby or has otherwise taken such action so as to prevent the Stockholders from owning 100% of the Stock, Landry's shall have the right, at its sole discretion, to waive such condition and to require the Parties to proceed to Close. In such event, Landry's shall be obligated to bear all costs, fees and expenses in defending against such stockholder's claims and to settle such claim in accordance with the procedures set out in Section 9.3. Stockholders shall be obligated to bear all costs of settlement, compromise or any amount determined to be due to such stockholder as consideration for the Stock in any judicial or arbitral proceeding.

          (l) No Prohibition. Neither the consummation nor the performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or any Person affiliated with Purchaser to suffer any Material Adverse Effect under, (a) any Applicable Law, or (b) any Applicable Law that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

          (m) Adverse Change to Financial Results. There shall be no increase in the Corporation's consolidated net working capital deficit, or decrease in the Corporation's consolidated stockholders' equity (each calculated separately) from the date of the Latest Balance Sheet; provided, however if there shall be either or both an increase in the consolidated net working capital deficit or a decrease in the consolidated stockholders' equity (each calculated separately), Purchaser shall reduce the Purchase Price to affect whichever one or both of such calculations shall have been adversely affected in accordance with Section
1.5. Such reduction shall impact the Stockholders pro rata in accordance with
Exhibit 4.5.

          (n) Termination of Financing Agreement. Metro National and the Corporation shall have terminated the Financing Agreement dated on or around December 31, 2000 pursuant to which Metro National is obligated to finance the acquisition and construction of one additional restaurant site for the Corporation.

          (o) Termination of Lease. Landry's shall have the right at any time within five (5) months of Closing to terminate the office lease for Suite 1200 at 820 Gessner or if not

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

permitted to terminate the lease, Landry's shall only be obligated to pay the Lease Termination Fee and Metro National shall be responsible for any additional rents and other obligations due under the office lease. In consideration for this right, at Closing, Landry's shall pay the Lease Termination Fee and Landry's shall not be liable for any further lease or other payments of such lease, provided that Landry's shall have vacated the leased premises prior to the end of the 5th month following the Closing Date. Landry's shall automatically lose all rights of possession of the leased premises upon on the earlier to occur of (i) the vacating and abandonment of such leased premised by Landry's or Purchaser or (ii) expiration of the fifth month following the Closing Date. Stockholders shall have the right to show and market the leased premises immediately following the Closing Date.

          (p) Reduction of Debt. The Corporation shall have reduced outstanding debt by the amount of $1,500,000 from the amount of outstanding long term debt set forth on the Latest Balance Sheet including paying off in full the outstanding amount of the Metro National line of credit.

          (q) Filing of Tax Returns, etc. All Tax Returns due on or prior to the Closing Date, without regard to any extensions, shall have been filed (provided, however no such Tax Returns shall be filed without Landry's prior written consent, which shall not be unreasonably withheld).

          (r) Deferred Compensation Plan. The Sellers' non-qualified deferred compensation plan shall have been terminated, and the corpus of approximately $278,000 shall have been distributed in accordance with its terms.

          (s) 401(k) Plan. The Corporation shall have completed an audit of its 401(k) plan and provided the result thereof to Landry's.

          (t) Certification of Financial Statements. The CEO and V.P.-Finance of the Corporation shall certify as to the accuracy of the Latest Balance Sheet.

          (u) Termination of Restaurant Leases and Intercompany Agreements. Each lease or sublease by and between any Stockholder or any Affiliate of any Stockholder, on the one hand, and WSI or any Affiliate of WSI on the other, existing prior to the Closing, and every other agreement between WSI and the Stockholders and any Affiliates thereof shall be terminated without any further liability on the part of WSI or any of its Affiliates.

7.3  Conditions to the Obligation of Stockholders.

     The obligation of the Stockholders to consummate the Acquisition is subject to the satisfaction (or waiver by the Stockholders) on or prior to the Closing of the conditions set forth below.

          (a) Representations and Warranties of Landry's and the Purchaser. The representations and warranties of Landry's and Purchaser made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be correct in all material respects on the date so specified and other than any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects).

          (b) Performance of Obligations of Landry's and the Purchaser. Landry's and the Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Landry's and Purchaser prior the Closing, including, without limitation, delivery to the Sellers of all of the items to be delivered by Landry's or the Purchaser pursuant to Section 2.2(b)(i) of this Agreement.

          (c) Receipt of Consents. Landry's and Purchaser shall have received all Consents required in connection with the transactions contemplated by this Agreement and the Related Documents, or as reasonably required by the Stockholders.

          (d) Material Adverse Effect. Since June 30, 2002 and after giving effect to Landry's Disclosure Schedule, there shall have been no event having a Material Adverse Effect.

          (e) License Agreement. The Corporation, together with Purchaser and Landry's, shall have delivered to Kimberley Partners Ltd. (or its designee) an exclusive, worldwide, perpetual and royalty free License Agreement relating to the use of the trademark/servicemark "Texas to the Bone" in connection with music and music recording, such agreement to contain the express right, exercisable by Kimberley Partners Ltd. in its sole discretion, to sublicense such trademark/servicemark to any other person, provided such sublicense is limited to music and music recording. Landry's and Purchaser hereby covenant and agree to refrain from opposing any federal or state registration of "Texas to the Bone" in connection with music and music recording and hereby agree that there does not exist any confusion between use of "Texas to the Bone" in the Business and the use of "Texas to the Bone" in connection with music and music recording. Landry's and Purchaser shall retain the right, and shall be under no obligation to make any royalty or other payments to Kimberley Partners Ltd., if it uses "Texas To The Bone" in a lyric in connection with the advertising or marketing of its restaurants.

7.4  Frustration of Closing Conditions.

     Neither Purchaser, Landry's nor the Sellers may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 6.4.

                                   Article 8
                                   Termination

8.1  Termination.

          (a) This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

               (i) by mutual written consent of the Stockholders and Landry's;
     or

               (ii) by either the Stockholders or Landry's, if the Closing does not occur on or prior to October 15, 2002; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

               (iii) by the Stockholders or Landry's if any of the conditions set forth in Section 7.1 have not been satisfied as of the Closing Date, and shall not have been waived by the Stockholders and/or Landry's; or

               (iv) by the Stockholders if any of the conditions set forth in
     Section 7.3 have not been satisfied as of the Closing Date, and shall not have been waived by the Stockholders; or

               (v) by Landry's if any of the conditions set forth in Section 7.2 have not been satisfied as of the Closing Date, and shall not have been waived by Landry's; or

               (vi) by Landry's if any of the conditions set forth in Section
     8.1 of the Asset Purchase and Sale Agreement have not been satisfied as of the Closing Date, or if the Asset Purchase and Sale Agreement is terminated by Purchaser pursuant to the rights granted to Purchaser thereunder.

          (b) In the event of termination of this Agreement by Stockholders or Landry's pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other party subject to Section 8.2, and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) Landry's shall immediately return all documents and other material received from Sellers (including any copies thereof in whatever medium) relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Corporation; and

               (ii) all Confidential Information received by or made available to Landry's with respect to the Acquisition and the Business shall be treated in accordance with Section 6.3, which shall remain in full force and effect notwithstanding the termination of this Agreement.

8.2  Termination by Landry's or Stockholders; Deposit.

               (a) Termination by Landry's. If this Agreement is terminated (i) due to the mutual consent of Landry's and the Stockholders under Section 8.1(a)(i); (ii) by Stockholders or by Landry's under Section 8.1(a)(ii);
     (iii) by Stockholders or Landry's pursuant to Section 8.1(a)(iii); (iv) by Landry's under Sections 8.1(a)(v); or (v) for any other reason other than a termination by Stockholders pursuant to Section 8.2(b) below, and not as a result of the willful failure of any Party to perform its obligations hereunder, such termination shall be without liability to any Party to this Agreement, or any stockholder, director, officer, employee, agent or representative of such Party, the Deposit shall be immediately returned to Landry's by the Stockholders. Subject to Section 6.4, the failure on the part of a Party to satisfy any condition to Closing shall not constitute a willful failure of any Party to perform its obligations hereunder.

               (b) Termination by Stockholders. If this Agreement is terminated by the Stockholders pursuant to Section 8.1(a)(iv), then, the Stockholders, as their sole and exclusive remedy shall receive one-half (1/2) of the Deposit plus $1,000 as liquidated damages (the other one-half (1/2) of the Deposit to be immediately refunded to Landry's); it being acknowledged and agreed by the Parties that one-half (1/2) of the Deposit plus $1,000 is a reasonable forecast of just compensation for the harm that could be caused by Landry's failure to satisfy the conditions set forth in Section 7.3, that the harm that could be caused to the Stockholders by such default is one that is difficult or impossible to accurately ascertain or predict, and that the payment of such amount shall constitute full satisfaction and accord of Landry's' obligations under this Agreement, other than obligations in respect of maintaining confidentiality set forth in Section 8.1(b). The Stockholders hereby waive and release any claim for specific performance and all claims or remedies other than the right to receive one-half (1/2) of the Deposit plus $1,000 in accordance with the terms of this Section 8.2(b).

8.3  Effect of Termination.

     If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 6.3, 6.6, Article 8 and Article 10.

                                   Article 9
                                 Indemnification

9.1  Indemnification by Sellers.

               (a) Except as otherwise limited by this Article 9, and, unless specifically waived by the Party to be indemnified hereunder, from and after the Closing Date, the Stockholders, jointly and severally, shall indemnify and hold harmless Landry's, Purchaser and their respective officers, directors, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs) suffered or incurred by any of them (hereinafter "Losses"), arising out of or resulting from (i) the breach of any representation, warranty, covenant or agreement by Sellers or Stockholders contained herein or in any Related Document or in any exhibit, schedule, document or certificate delivered under this Agreement or any Related Document, (ii) any claim asserted by any third party that, assuming the truth thereof, would constitute a breach by Sellers or Stockholders of this Agreement, (iii) the transfer of beneficial ownership of the Stock to Metro National or Kimberley prior to the Closing including any claims for dissenter's rights, or (iv) the performance (or lack of performance) by any Seller of any contractual obligation that is performable by it on or prior to the Closing Date.

          (b) Without limiting the effect of (a) above, Indemnitor, defined below, agrees to indemnify and hold harmless Landry's and Purchaser from any and all Losses arising from or in any way relating to: (i) the 1999 Settlement, 2000 Restructuring and the 2001 Exchange including without limitation, Losses from any action or proceeding under federal or state securities laws; (ii) all out-of-pocket Losses arising out of any DOL investigation commenced prior to the date hereof (to the extent such Losses pertain to acts or omissions occurring prior to the Closing Date); (iii) any severance payments due to any employee of the Corporation under any plan or agreement in effect prior to the Closing Date which are payable as a result of the Acquisition; (iv) the note obligation for the Corporation's human resources system (unless such note is cancelled and such system returned); (v) liabilities relating to the Corporations' gift certificate and gift card programs for gift certificates and gift cards sold prior to the Closing Date, but only to the extent that such liability is in excess of the balance previously accrued by the Corporation on the Latest Balance Sheet for the Corporation's gift card program; (vi) liabilities relating to the Corporation's failure to file a Form 5500, 5500-C or 5500-R for any Benefit Plan for any period prior to Closing; (vii) any liability for rents and other obligations in excess of the Lease Termination Fee arising from the lease of the office space at 820 Gessner; (viii) any Loss arising from matters set forth on
Schedule 9.1(b)(viii); and (ix) any Loss resulting from the failure to have a Certificate of Occupancy from the City of Houston in connection with the restaurant known as "Salt 15." Any indemnification provided under this subsection (i) shall be unlimited and shall not be subject to any of the limitations set forth in Section 9.6 of this Agreement; and (ii) shall not be counted toward determining whether or not the Threshold Amount or the Indemnity Cap set forth in Section 9.6 has been satisfied.

9.2  Indemnification by Purchaser and Landry's.

     Except as otherwise limited by this Article 9, and unless specifically waived by the Party to be indemnified hereunder, Purchaser and Landry's, jointly and severally, shall indemnify and hold harmless the Stockholders and their respective officers, directors, successors and permitted assigns from any and all Losses arising out of or resulting from (i) the breach of any representation, warranty, covenant or agreement by Landry's and Purchaser contained herein, in any Related Document or in any exhibit, schedule, document or certificate delivered pursuant to this Agreement or any Related Document;
(ii) the performance (or lack of performance) by Landry's or the Purchaser of any obligation that is performable by it on or prior to the Closing Date; and
(iii) the operation of the Business by Landry's and/or Purchaser from and after the Closing Date.

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

9.3  Indemnification Procedures.

          (a) For the purposes of this Section 9.3, the term "Indemnitee" shall refer to the Person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.1 or 9.2, as the case may be; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions.

          (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within 30 days (or, to the extent possible, within such shorter period as may be necessary to give the Indemnitor a reasonable opportunity to respond to such claim) after the Indemnitee has knowledge of any claim (including a Third Party Claim in which case such Notice of Claim shall set forth the name of the party making such Third Party Claim, to the extent known) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure shall have prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnitor shall have a period of 30 days to reply to such Notice of Claim.

          (c) The obligations and liabilities of an Indemnitor under this
Article 9 with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article 9 (a "Third Party Claim") shall be governed by the following additional terms and conditions: The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that the Indemnitor shall be permitted, at the Indemnitor's option, to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to Indemnitee if the Indemnitor gives notice within the 30 day period specified above of the Indemnitor's intention to do so. In the event the Indemnitor exercises the Indemnitor's right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor, and the Indemnitee may participate by the Indemnitee's own counsel and at the Indemnitee's own expense in defense of such Third Party Claim. Except for the settlement of a Third Party Claim which involves the payment of money only which is to be paid in full by the Indemnitor, no Third Party Claim for which the Indemnitor has elected to defend may be settled by the Indemnitor without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. If the Indemnitee does not receive written notice within said period that the Indemnitor has elected to assume the defense of such Third Party Claim, the Indemnitee may elect to assume such defense, assisted by counsel of the Indemnitee's own choosing. Whether or not Indemnitee elects to assume the defense of such Third Party Claim, the Indemnitor shall not be relieved of the Indemnitor's obligations hereunder. The Indemnitee will give the Indemnitor at least 10 days notice of any proposed settlement or compromise of any Third Party Claim it has elected to defend, during which time the Indemnitor may assume the defense of, and responsibility for, such Third Party Claim and if it does so the proposed settlement or compromise may not be made. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all such witnesses, records, materials and information in the Indemnitor's possession or under the Indemnitor's control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by the Indemnitor's own counsel and at the Indemnitor's own expense in the defense of such Third Party Claim.

          (d) Any claim by an Indemnitee with respect to Losses which do not result from a Third Party Claim will be asserted in the same manner as specified in Section 9.3(c) above. If the Indemnitor does not respond to such claim within the 30 day period specified in Section 9.3(c), the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement.

          (e) In those circumstances in which Landry's, Purchaser or any of their respective officers, directors, successors and permitted assigns is/are the party claiming the right to indemnification under this Agreement as provided in Article 9.1, upon notice to the Stockholders specifying in reasonable detail the basis for such claim for indemnification and subject to the procedures set forth below and the limitations set forth in this Article 9, such Indemnitees shall have the right to set off any Losses to which such Indemnitees may be entitled against amounts otherwise payable under the Promissory Note. In order to set off against such Promissory Note, the Indemnitees shall have notified the Stockholders of (i) the receipt of any such claim which the Indemnitees believe forms the basis for a claim for indemnification under this Agreement; and (ii) the Indemnitees' request to offset upon the Promissory Note. Within fifteen (15) days after receipt of such notice, the Indemnitors shall submit a written response to the Indemnitees, such response to include a statement of the relevant party's position and a summary of the evidence and arguments supporting their position. If such dispute cannot be resolved by the Indemnitors and the Indemnitees at a mutually acceptable time and place within thirty (30) days after the date of the date of any response to such notice, such claim shall be submitted to arbitration of the parties in accordance with the Rules of the American Arbitration Association in accordance with the provisions set forth in
Schedule 9.3. Indemnitees (and Purchaser or Landry's) shall have no right to set off against the Promissory Note until the claim for indemnification or loss shall have been finally resolved by arbitration and the Indemnitees (and Purchaser or Landry's) shall have obtained a final and nonappealable decision from the arbitration panel. In the event that the parties shall mutually agree to a set off of the Promissory Note, or an arbitration proceeding shall have produced a final and nonappealable decision that Indemnitee shall be entitled to set off against such Promissory Note, such amounts shall be set off in the following order of priority: (i) first, against all amounts owning under the Promissory Note other than principal or interest; (ii) second, to accrued but unpaid interest owing under the Promissory Note; and (iii) third, to principal owing under the Promissory Note, in the inverse order of maturity. If exercised in accordance with this Article 9 any exercise of such right of set-off, will not constitute an event of default under the Promissory Note, the Asset Purchase and Sale Agreement, or this Agreement.

9.4  Reduction of Losses.

     To the extent any Losses of an Indemnitee are reduced by actual receipt of payment (a) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment (net of the cost of such insurance) or (b) from third parties not affiliated with the Indemnitee, such payments (net of the expenses of the recovery thereof) shall be credited against such Losses and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnitee shall remit to the Indemnitor the amount of such proceeds (net of the cost of such insurance or collection thereof) to the extent of indemnification payments received in respect of such Losses.

9.5  Subrogation.

     The Indemnitor shall be subrogated to the Indemnitee's rights of recovery to the extent of any Losses satisfied by the Indemnitor. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and the names of the Indemnitee's affiliates in any transaction or proceeding to enforce such rights and shall use reasonable efforts to execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records with respect to such Losses.

9.6  Limitation and Expiration.

          (a) Subject to Section 9.6(b) below, the Indemnitor shall be liable for all Losses arising out of any breaches of the covenants, agreements, representations and warranties set forth in this Agreement, unless any such covenant, agreement, representation or warranty shall have been specifically waived in writing by the Indemnitee. Subject to Section 9.6(b) below, for Third Party Claims and, remedies where Indemnitee seeks to set off against the Promissory Note, the remedies set forth in this Article 9 shall be exclusive, and for any other claim, indemnity shall not be the exclusive cause of action or limit any other cause of action that may be available to an Indemnitee. However, no Party or Indemnitee shall be permitted to recover punitive or consequential damages from another Party or an Indemnitor, whether by way of indemnification or under any other cause of action, or theory of recovery under this Article 9, including Section 9.1(b) and, in any event, except as set forth in Section 9.6(b), 7.2(k) or 4.5, the Stockholders' maximum liability shall be the Indemnity Cap. The Parties acknowledge and agree that, except for the express representations and warranties made by any Party in this Agreement or the Asset Purchase and Sale Agreement, there are no representations or warranties made by the Parties, either express or implied, with respect to the Business, the Stock, the Subject Properties, or any of the transactions contemplated by this Agreement or the Related Documents.

          (b) The Parties acknowledge, that the provisions of this Article 9 were a material and substantial inducement for the transactions hereunder. In consideration of the representations and warranties hereunder, the Parties hereto agree that Stockholders' liability for and in respect of this Agreement and the transactions contemplated by this Agreement shall be subject and limited to the absolute, fixed amounts and for the absolute, fixed time limitations specified in this Article 9. These limitations of amount of liability and time to assert any such liability are exclusive, shall apply to all claims and other demands, charges, allegations, liabilities, responsibilities and exposures no matter how any and all of such claims may be brought or asserted, whether sounding in contract, tort or otherwise, whether known or unknown, contingent or otherwise. The Stockholders shall not have any liability to indemnify Landry's or the Purchaser for Losses unless the aggregate amount of Losses for all breaches by the Sellers would, but for the provisions of this Section 9.6, exceed, on an aggregate basis, $100,000 ("Threshold Amount") for Third Parties Claims or any other claims, provided however that if such Threshold Amount is exceeded, the Stockholders shall be liable for all Losses from the first dollar. In no event shall the total liability of the Stockholders for all claims hereunder whether Third Party Claim, or any other claim, or both, exceed $10,000,000 (the "Indemnity Cap") (whether by way of indemnity or any other claim or theory of recovery in the aggregate; provided that notwithstanding the foregoing, the Stockholders shall be fully liable to indemnify Landry's and the Purchaser for Losses as a result of, caused by, arising out of or in any way relating to the breach by the Stockholders of the representations or covenants or agreements set forth in Sections 9.1(b) and 7.2(k), and the representations set forth in Section 4.5 and any such amount shall not count towards the Threshold Amount or the Indemnity Cap. Any amounts paid by Sellers prior to the Closing Date arising out of or relating to the representations or warranties contained in Section 3.6(a)(ii) shall not count toward determining the Threshold Amount. Any amounts paid by Sellers prior to the Closing Date to Purchaser or Landry's in respect of any claim or Loss arising out of or in any way relating to Section 3.6(a)(ii) shall be the sole and exclusive remedy for such claims. From and after the Closing Date, Sellers shall have no further liability for any Loss or claim arising out of or relating in any way to the representations, warranties, covenants or agreements relating to Section 3.6(a)(ii).

          (c) The indemnification obligations under this Article 9 or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i), (ii) or (iii) of this Section 9.6, as applicable:

               (i) with respect to claims relating to breaches of representations, warranties or covenants contained in this Agreement in respect of Taxes or ERISA matters, such claim shall terminate six months following the running of the applicable statute of limitations;

               (ii) with respect to all claims other than those referred to in clause (i) of this Section 9.6(c) and any claim under Section 3.6(a)(ii), such claim shall terminate on the second anniversary of the Closing Date; or

               (iii) with respect to all claims relating to Section 1.4, such claim shall terminate on the eighth anniversary of the Closing Date; or

               (iv) the final resolution of claims or demands pending as of the relevant dates described in subparagraphs (i), (ii) and (iii) of this
          Section 9.6(c).

          (d) The right to indemnification or payment of Losses based on breach of any representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and obligations.

                                   Article 10
                               General Provisions

10.1 Assignment.

     This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser, Landry's or the Stockholders (including by operation of law in connection with a merger or consolidation of Purchaser, Landry's or the Corporation) without the prior written consent of the other parties hereto; provided, however, that Landry's may collaterally assign this Agreement, without the consent of the Stockholders, to a financial or lending institution providing financing to Landry's or to any Subsidiary or Affiliate of Landry's; provided further, that no such assignment shall release Landry's from its obligations hereunder. In the event of any such assignment, Landry's shall provide Stockholders with written notice of such assignment within three (3) Business Days of the occurrence of such assignment. Any attempted assignment in violation of this Section 10.1 shall be void.

10.2 No Third-Party Beneficiaries.

     Except as provided in Article 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

10.3 Notices.

     All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of overnight courier service), as follows:

          (i) if to Landry's or the Purchaser or, after the Closing, the Corporation, to

                 Landry's Restaurants, Inc.
                 1510 West Loop South
                 Houston, Texas  77027
                 Telephone:   (713) 386-7000
                 Telecopy:    (713) 386-7070
                 Attention:   Tilman J. Fertitta, Chairman, President
                            and Chief Executive Officer

          with a copy (which shall not constitute notice) to:

                 Haynes and Boone, LLP
                 1000 Louisiana, Suite 4300
                 Houston, Texas  77002-5012
                 Telephone:   (713) 547-2526
                 Telecopy:    (713) 236-5652
                 Attention:   Arthur S. Berner

          (ii) if, prior to the Closing, to the Corporation, to

                 Well Seasoned, Inc.
                 820 Gessner Road, Suite 1200
                 Houston, Texas  77021
                 Telephone:   (713) 461-6611
                 Telecopy:    (713) 292-1315
                 Attention:   Cliff Halphen

         (iii) if, to Metro National or Kimberley, to

                 Metro National
                 820 Gessner, 18th Floor
                 Houston, Texas  77024
                 Telephone:   (713) 973-3531
                 Telecopy:    (713) 973-2711
                 Attention:   William M. Mosley, Jr.

                 and

                 Kimberley Restaurants Ltd.
                 820 Gessner, Suite 350
                 Houston, Texas  77024
                 Telephone:   (713 302-0502
                 Telecopier:  (713) 302-0507
                 Attention:   Peter Oxman
          with a copy (which shall not constitute notice) to:

                 Bracewell and Patterson, L.L.P.
                 711 Louisiana Street
                 Suite 2900
                 Houston, Texas  77002
                 Telephone:   (713) 221-1368
                 Telecopier:  (713) 221-2174
                 Attention:   Margaret Symonds

10.4 Interpretation; Exhibits and Schedules.

     The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth on any Schedule shall be deemed set forth on all other Schedules to the extent relevant. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation." Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth on full herein.

10.5 Counterparts.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes.

10.6 Entire Agreement.

     This Agreement and the Related Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter, including, without limitation, that certain letter, dated July 24, 2002, as amended by that certain Amendment No. 1 to Letter dated August 19, 2002 and the extension letter dated August 30, 2002, among Landry's, on the one hand and the Corporation, Kimberley, Metro National, and MNC, on the other hand. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents.

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

10.7  Amendments and Waivers.

      This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Landry's, on the one hand, or each of the Stockholders, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

10.8  Severability.

      It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.9  Consent to Jurisdiction.

      Except for matters under Article 9, which shall be decided by arbitration as set forth therein, and matters to be determined by the Neutral Accountants, each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the State Courts of the State of Texas sitting in Harris County, Texas and (ii) the United States District Court for Harris County, Texas, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Document, or any transaction contemplated hereby or thereby. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which it has submitted to jurisdiction in this Section
10.9. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Document, or the transactions contemplated hereby and thereby in (a) State Courts of the State of Texas sitting in Harris County, Texas, or (b) the United States District Court for Harris County, Texas, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.10 Further Assurances.

      The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents,
(iii) to conveyance of any after-acquired property, and (iv) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.11 Construction.

      The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the Parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

10.12 Governing Law; Waiver of Jury Trial.

     THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF TEXAS WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10.13 Prevailing Parties

     The prevailing party in a lawsuit, arbitration, or submission to Neutral Accountants to enforce this Agreement or any provisions contained herein shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees incurred in such suit.

10.14 Remedies under Asset Purchase and Sale Agreement

          (a) If Purchaser breaches any of its representations, warranties, or covenants under the Asset Purchase and Sale Agreement, then Purchaser also will be in breach of this Agreement, and the Sellers will be entitled to exercise the rights and remedies available to such Party pursuant to this Agreement.

          (b) If any of the Stockholders breaches any of the representations, warranties, or covenants under the Asset Purchase and Sale Agreement, then the Stockholders also will be in breach of this Agreement, and Purchaser will be entitled to exercise the rights and remedies available to such Party pursuant to this Agreement.

                               [Signatures follow]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                          LANDRY'S RESTAURANTS, INC.


                                          By:
                                             ----------------------------------
                                          Name:  Tilman J. Fertitta
                                          Title: President, Chairman and
                                                 Chief Executive Officer


                                          LSRI HOLDINGS, INC.

                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------


                                          WELL SEASONED, INC.

                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------


                                          METRO NATIONAL CORPORATION

                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------


                                          KIMBERLEY RESTAURANTS LTD.

                                          By:   KIMBERLEY MANAGEMENT LLC, its
                                                general partner

                                          By:
                                             ----------------------------------
                                          Name:  Peter M. Oxman
                                          Title: President


                   Signature Page to Stock Purchase Agreement

                                     ANNEX I

                                   Definitions

     Capitalized terms used but not defined in the Stock Purchase Agreement have the respective meanings assigned to such terms below.

     The "1999 Settlement" shall mean the transactions consummated pursuant to the Settlement and Release Agreement executed in October 2000, pursuant to which Saltgrass, Inc. settled a lawsuit filed in 1999 by 23 former limited partners of Steakhouse, Ltd., Steakhouse II, Ltd., Steakhouse III, Ltd., Steakhouse IV, Ltd. and Steakhouse V, Ltd. (each, a "Steakhouse Partnership" and collectively, the "Steakhouse Partnerships") against Saltgrass and others and purchased the limited partnership interests of such former limited partners.

     The "2000 Restructuring" shall mean the several transactions with Kimberley and Metro National, MNC and JT 1995 Partnership as described in that certain Confidential Offering Memorandum of the Corporation dated January 19, 2001 ("Private Placement Memorandum").

     The "2001 Exchange" shall mean the Transactions (as defined in the Private Placement Memorandum), including without limitation the exchange of the Steakhouse Interests (as defined in the Private Placement Memorandum) by the limited partners of the Steakhouse Partnerships for the issuance of cash and shares of Common Stock of the Corporation.

     "Acquisition" has the meaning set forth in the Recitals.

     "Acquisition Proposal" has the meaning set forth in Section 6.5(a).

     "Adjustment Amount" has the meaning set forth in Section 1.5(a).

     "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     "Agreement" has the meaning set forth in the first paragraph to this Agreement.

     "Anniversary Date" has the meaning set forth in Section 1.4(a)(ii).

     "Annual Business Adjustments" has the meaning set forth in Section 1.4(a)(iv).

     "Annual Business RLP" means the combined RLP of the 27 restaurants comprising the Business for any given 12 month period determined in accordance with Section 1.4.

     "Applicable Law" shall mean any applicable law, statute, ordinance, rule, regulation, Judgment, order, or determination of any Governmental Authority or any board of fire underwriters (or similar body), or any restrictive covenant or deed restriction or zoning ordinance or classification affecting the Subject Properties, including, without limitation, all applicable building codes, flood disaster laws, and all Environmental Laws.

     "Asset Purchase and Sale Agreement" has the meaning set forth in Section 1.1(b).

     "Asset Purchase Price" shall mean the aggregate portion of the Purchase Price as is allocated by the Parties for the acquisition of the assets sold pursuant to the Asset Purchase and Sale Agreement.

     "Average Annual Business RLP" means the amount determined by adding the Annual Business RLP calculated in accordance with Section 1.4 for the periods ending on each Anniversary Date and dividing by five (5).

     "Balance Sheets" has the meaning set forth in Section 3.5(a).

     "Benefits Plans" has the meaning set forth in Section 3.13(a).

     "Business" has the meaning set forth in the Recitals.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in Texas or New York are not required to be open.

     "Bylaws" means, with respect to a corporation, its bylaws, with respect to a limited liability company, its regulations or operating agreement and with respect to a partnership, its partnership agreement.

     "Capital Lease Obligations" means, the obligations of the Corporation to pay rent or other amounts under any lease of (or other arrangements owning the right to use) real or personal property which obligations are required to be classified and accounted for as capital leases on a balance sheet of the Corporation as of such date computed in accordance with GAAP.

     "CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et. seq., as amended.

     "Charter" means, with respect to a corporation, limited partnership or limited liability company, those instruments that define its existence, as filed or recorded with the applicable Governmental Authority, including, without limitation, such entity's Articles or Certificate of Incorporation, Certificate of Limited Partnership or Certificate of Formation.

     "Closing" has the meaning set forth in Section 2.1.

     "Closing Date" has the meaning set forth in Section 2.1.

     "Closing Date Payment" has the meaning set forth in Section 1.2(b)(i).

     "Closing Financial Statements" has the meaning set forth in Section 1.5(b)

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" has the meaning set forth in Section 3.4.

     "Commission" has the meaning set forth in Section 5.8.

     "Confidential Information" has the meaning set forth in Section 6.3.

     "Consent" has the meaning set forth in Section 3.3. For purposes of Landry's and Purchaser, Consent shall mean any consent, estoppel letter, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Person.

     "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, or license.

     "Corporation" has the meaning set forth in the first paragraph to this Agreement.

     "Corporation Intellectual Property" has the meaning set forth in Section 3.8(b).

     "Corporation's Disclosure Schedule" has the meaning set forth in Article 3.

     "Corporation's Stockholders' Agreement" has the meaning set forth in
Section 2.2(a)(xiv).

     "Deposit" has the meaning set forth in Section 1.3.

     "DOL" has the meaning set forth in Section 3.13(c).

     "Environmental Law" shall mean all federal, state or local laws, codes, rules, ordinances, regulations, administrative rulings and decisions, directives, Judgments, other court decisions, orders, decrees, documents, and guidance relating to health, safety or the environment, including without limitation, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 et seq.), the National Environmental Policy Act (42 U.S.C. 4321 et seq.), the Oil Pollution Act (33 U.S.C. 2701 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as these laws have been amended or supplemented, and any analogous state or local statutes, rules or ordinances and the regulations promulgated pursuant thereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 3.13(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Restaurants" has the meaning set forth in Section 1.4(a).

     "Financial Statements" has the meaning set forth in Section 3.5(a).

     "Financing Agreement" has the meaning set forth in Section 6.1(b)(xiii).

     "Funded Indebtedness" means, without duplication, the aggregate amount (including the current portions thereof) of all (i) indebtedness of the Corporation for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Corporation, or in effect guaranteed, directly or indirectly, in any manner by the Corporation, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss (excluding endorsements of checks and other instruments in the ordinary course); (iii) all indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Corporation, even though the Corporation, has not in any manner become liable for the payment of such indebtedness; and (iv) all interest expense and other costs, fees and expenses accrued but unpaid on or relating to any of such indebtedness. "Funded Indebtedness" shall not include Capital Lease Obligations.

     "GAAP" means generally accepted accounting principles.

     "Governmental Authority" means any foreign government, the United States of America, any state, province, territory, county, city, municipality, and any subdivision thereof, any court, administrative or regulatory agency, commission, board, bureau, agency, department or body or other governmental authority, or instrumentality, or any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, foreign or domestic.

     "HSR Act" has the meaning set forth in Section 3.3.

     "Incentive Payment" has the meaning set forth in Section .

     "Incentive Restaurants" has the meaning set forth in Section 6.5(b).

     "Indemnitee" has the meaning set forth in Section 9.3(a).

     "Indemnity Cap" has the meaning set forth in Section 9.6(b).

     "Indemnitor" has the meaning set forth in Section 9.3(a).

     "Intellectual Property" means all intellectual property rights, including, without limitation, patents, patent applications, trademarks, trademark applications, tradenames, servicemarks, servicemark applications, trade dress, logos and designs, copyrights and copyright applications.

     "Interested Party" has the meaning set forth in Section 6.3.

     "Inventory" shall mean those items normally accounted for as inventory in accordance with GAAP.

     "IRS" means the Internal Revenue Service.

     "Judgment" means any judgment, order, or decree.

     "Kimberley" has the meaning set forth in the first paragraph to this Agreement.

     "Knowledge" means (i) the actual knowledge of: (A) for Seller or
Stockholders: Messrs C. Halphen, M. Murray, W. Hays, W. Mosley, P. Oxman, B. Reed, B. Fillmore, J. Jard, David Hill, Ms. S. Birchfield, Ms. Jana Lee, Ms. Carolyn Richards or Ms. Loretta Shumway, and (b) for Landry's and Purchaser:
Messrs T. Fertitta, S. Scheinthal or P. West; and (ii) in either case the knowledge of a fact or other matter that such person should have been aware of if such person used such care in the exercise of his duties and responsibilities as that of a reasonable business person in a similar circumstance would have used.

     "Landry's" has the meaning set forth in the first paragraph of this Agreement

     "Landry's Disclosure Schedule" has the meaning set forth in Article 5.

     "Landry's Group" has the meaning set forth in Section 6.2.

     "Latest Balance Sheet" has the meaning set forth in Section 3.5(a).

     "Lease Termination Fee" shall mean $120,000.

     "Liens" means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

     "Losses" has the meaning set forth in Section 9.1(a).

     "Material Adverse Effect" means any change in, or effect on a Person, which is or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities or financial condition of the business or the assets, taken as a whole. In the case of the Sellers, material adverse effect means any change in, or effect on the Business or the assets of the Corporation or the Subject Properties taken as a whole which is or is reasonably likely to be, materially adverse to the Business, operations, assets, liabilities, financial condition of the Business taken as a whole.

     "Material Contract" has the meaning set forth in Section 3.9(a) except that a contract, that can be terminated within 30 days without cost or penalty shall not be considered a Material Contract.

     "Metro National" has the meaning set forth in the first paragraph of this Agreement.

     "MNC" has the meaning set forth in the Recitals.

     "Neutral Accountants" means the Houston office of an independent certified public accountant mutually agreed to by Purchaser and Seller.

     "New Restaurant Adjustments" has the meaning set forth in Section
1.4(b)(ii).

     "New Restaurant RLP" means the RLP for the New Restaurants.

     "New Restaurants" has the meaning set forth in Section 1.4(b)(i).

     "Noncompetition Agreements" has the meaning set forth in Section
2.2(a)(iv).

     "Nonsolicitation Agreements" has the meaning set forth in Section 2.2(a)(iii).

     "Notice of Claim" has the meaning set forth in Section 9.3(b).

     "Party" has the meaning set forth in first paragraph of this Agreement.

     "Permits" has the meaning set forth in Section 3.10.

     "PBGC" means the Public Benefits Guaranty Corporation.

     "Permitted Liens" means (i) those Liens set forth on Schedule 3.6 of the Corporation's Disclosure Schedule or in the Financial Statements or securing debt reflected as a liability on the Latest Balance Sheet, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Corporation's assets in the conduct of the Business as presently conducted, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) a landlord's lien;
(vi) any conditions that may be shown by a current, accurate survey or physical inspection of any owned property made prior to Closing, (vii) Liens on properties where the property is subject to a lease with a third party, and
(viii) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Corporation has easement rights and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth on clause (vi) above, individually or in the aggregate, materially impair the continued use and operation of the owned property in the conduct of the Business of the Corporation as presently conducted.

     "Person" means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).

     "Preferred Stock" has the meaning set forth in Section 3.4.

     "Private Placement Memorandum" has the meaning set forth in the definition of the 2000 Restructuring.

     "Proceeding" means any action, suit, investigation or proceeding before any Governmental Authority or arbitrator.

     "Promissory Note" has the meaning set forth in Section 1.2(b)(ii).

     "Purchase Price" has the meaning set forth in Section 1.2(a).

     "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

     "Qualified Plan" has the meaning set forth in Section 3.13(a).

     "Recapitalization Plan" has the meaning set forth in Section 2.2(a)(xiii).

     "Related Documents" has the meaning set forth in Section 2.2.

     "Returns" means, collectively, returns, declarations of estimated tax, tax reports, information returns and statements relating to any Taxes with respect to any income, assets or operations of the Corporation.

     "RLP" has the meaning set forth in Section 1.4(a)(ii).

     "Securities Act" means the Securities Act of 1933, as amended, and as the same may be further amended, modified or supplemented from time to time, or any successor statute, and the rules and regulations thereunder, as the same are from time to time in effect.

     "Sellers" has the meaning set forth in the first paragraph of this Agreement.

     "Sellers' Releases" has the meaning set forth in Section 2.2(a)(ii).

     "Statement of Annual Business RLP" has the meaning set forth in Section 1.4(a)(ii)

     "Statement of New Restaurant RLP" has the meaning set forth in Section 1.4(b)(iii)(A).

     "Stock" has the meaning set forth in the Recitals.

     "Stockholders" has the meaning set forth in the first paragraph to this Agreement.

     "Stockholders Disclosure Schedule" has the meaning set forth in Article 4.

     "Stock Purchase Price" shall mean the aggregate portion of the Purchase Price as is allocated by the Parties for the acquisition of the Stock.

     "Stock Purchase Rights" has the meaning set forth in Section 3.4(a)

     "Subject Properties" has the meaning set forth in the Asset Purchase and Sale Agreement.

     "Subsidiary" means, with respect to any Person, any other Person of which more than fifty percent (50%) of the capital stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or controlled, directly or indirectly, through one or more Subsidiaries, by such Person.

     "Target Lease" (singularly) or Target Leases (collectively) has the meaning set forth in Section 3.7(b).

     "Tax" or "Taxes" means, with respect to any Person, any federal, state, local, or foreign income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person.

     "Termination Notice" has the meaning set forth in Section 1.3.

     "Third Party Claim" has the meaning set forth in Section 9.3(c).

     "Threshold Amount" has the meaning set forth in Section 9.6.

     "Transfer Taxes" has the meaning set forth in Section 6.6(b).


                                     *******